SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

RUDDICK CORPORATION

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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RUDDICK CORPORATION

301 S. Tryon Street, Suite 1800
Charlotte, North Carolina 28202

December [■], 2011

TO THE SHAREHOLDERS OF
  RUDDICK CORPORATION

The Annual Meeting of the Shareholders of Ruddick Corporation (the "Company") will be held in the Auditorium, 12th Floor, Two Wells Fargo Center, 301 S. Tryon Street, Charlotte, North Carolina, on Thursday, February 16, 2012 at 10:00 A.M., local time.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about December [■], 2011, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders of record and beneficial owners at the close of business on December 9, 2011. On the date of mailing of the Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting by Internet. The Notice will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. Any proxy materials sent to you will include a proxy card that will provide you with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail. Your vote is extremely important, and we appreciate you taking the time to vote promptly.

Sincerely,
Thomas W. Dickson
Chairman of the Board of Directors,
President and Chief Executive Officer

RUDDICK CORPORATION

Notice of Annual Meeting of Shareholders
To be held on February 16, 2012

To our Shareholders:

The Annual Meeting of the Shareholders of your Company will be held in the Auditorium, 12th Floor, Two Wells Fargo Center, 301 S. Tryon Street, Charlotte, North Carolina, on Thursday, February 16, 2012, at 10:00 A.M., local time, for the following purposes:

1.      To elect ten (10) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

2.      To approve an amendment to the Company's Restated Articles of Incorporation to change the name of the Company to "Harris Teeter Supermarkets, Inc.";

3.      To consider and provide an advisory (non-binding) "Say on Pay" vote to approve the compensation of the Company's named executive officers as described in the Proxy Statement;

4.      To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2012; and

5.      To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Pursuant to the provisions of the North Carolina Business Corporation Act, December 9, 2011, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and accordingly, only holders of record of the common stock of Ruddick Corporation (the "Common Stock") at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience by Internet, or request that proxy materials be sent to you by mail. If you request the proxy materials by mail, included therewith will be a proxy card with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

YOUR SHARES CANNOT BE VOTED UNLESS YOU (I) VOTE BY INTERNET, (II) REQUEST PROXY MATERIALS BE SENT TO YOU THAT WILL INCLUDE A PROXY CARD WITH A TELEPHONE NUMBER YOU MAY CALL TO CAST YOUR VOTE, OR YOU MAY COMPLETE, SIGN AND RETURN THE PROXY CARD BY MAIL, OR (III) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

By order of the Board of Directors.

Douglas J. Yacenda
Secretary

December [■], 2011

RUDDICK CORPORATION

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Proxy Statement

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ANNUAL MEETING OF SHAREHOLDERS
to be held on
February 16, 2012

This statement, first mailed or made available to shareholders on or about December [■], 2011, is furnished in connection with the solicitation by the Board of Directors of Ruddick Corporation (herein called the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, February 16, 2012, at 10:00 A.M., local time, in the Auditorium, 12th Floor, Two Wells Fargo Center, 301 S. Tryon Street, Charlotte, North Carolina, and at any adjournment or adjournments thereof. The principal executive offices of the Company are located at 301 S. Tryon Street, Suite 1800, Charlotte, North Carolina 28202.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, the Company is now furnishing proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the "Notice") by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials or vote by telephone, you should follow the instructions for requesting proxy materials included in the Notice.

It is anticipated that the Notice will be sent to shareholders on or about December [■], 2011. This Proxy Statement and the form of proxy relating to the Annual Meeting will be made available via the Internet to shareholders on the date that the Notice is first sent.

The proxy may be revoked in writing by the person giving it at any time before it is exercised either by notice to the Company's Secretary or by submitting a proxy having a later date, or it may be revoked by such person by appearing at the Annual Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Where specifications are not made, proxies will be voted (i) in favor of electing as directors of the Company the ten persons named in this Proxy Statement as nominees, each to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified, (ii) in favor of the amendment to the Company's Restated Articles of Incorporation to change the name of the Company to "Harris Teeter Supermarkets, Inc.", (iii) in favor of providing an advisory (non-binding) "Say on Pay" vote to approve the compensation of the Company's named executive officers as described in the Proxy Statement, (iv) in favor of ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2012, and (v) in the discretion of the proxy holders on any other matters presented at the Annual Meeting.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the delivery of the Notice by mail, the Company may request banks, brokers and other record holders, or a proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of the Company's Common Stock (the "Common Stock") and secure their voting instructions and will reimburse them for their reasonable expenses in so doing. The Company has not engaged a proxy solicitor to solicit proxies from shareholders; however, the Company retains the right to do so if it deems such solicitation necessary. Furthermore, the Company may also use one or more of its regular employees, who will not be specially compensated, to solicit proxies from the shareholders, either in person, by telephone or by special letter.

VOTING SECURITIES

Pursuant to the provisions of the North Carolina Business Corporation Act, December 9, 2011, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of the Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were 49,279,655 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter expected to be presented at the Annual Meeting, including the election of directors.

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and "broker non-votes," if any, are counted as present and entitled to vote for purposes of determining a quorum.

Under the rules of the New York Stock Exchange Inc. (the "NYSE"), a bank, broker or other nominee holding the Company's shares in "street name" for a beneficial owner has discretion (but is not required) to vote the client's shares with respect to "routine" matters if the client does not provide voting instructions. The bank, broker or other nominee, however, is not permitted to vote the client's shares with respect to "non-routine" matters without voting instructions. A "broker non-vote" occurs when a bank, broker or other nominee does not vote on a particular proposal because that bank, broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The proposal to elect directors and the advisory (non-binding) "Say on Pay" vote to approve the compensation of the Company's named executive officers are considered non-routine matters under the NYSE rules, which means that your bank, broker or other nominee may not use its discretion to vote your shares held in street name on those matters without your express voting instructions.

The proposal to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm is considered a "routine" matter under the NYSE rules, and the Company believes that the proposal to amend the Company's Restated Articles of Incorporation to change the Company's name will be treated as a "routine" matter, which means that your bank, broker or other nominee will have discretionary authority to vote your shares held in street name on those matters. Accordingly, if you do not instruct your bank, broker or other nominee to vote your shares on those matters, the bank, broker or other nominee may either: (i) vote your shares on routine matters and cast a "broker non-vote" on non-routine matters, or (ii) leave your shares unvoted altogether.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the "beneficial ownership" of Common Stock by those persons known to the Company to be the beneficial owners of more than five percent of the Common Stock. The information provided for Neuberger Berman Group LLC and BlackRock, Inc. is based solely on the latest Schedule 13G reports each entity had filed with the Securities and Exchange Commission as of October 31, 2011. For all other persons the information is provided as of October 31, 2011. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
T. Rowe Price Trust Company (2) Trustee of the Ruddick Retirement and Savings Plan Post Office Box 89000 Baltimore, Maryland 21289	3,939,528	8.02%
Neuberger Berman Group LLC (3) 605 Third Avenue New York, NY 10158	5,971,306	12.15%
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	3,058,113	6.22%

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(1)"Beneficial Ownership" for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2)T. Rowe Price Trust Company, in its capacity as directed trustee, votes Common Stock held by the Ruddick Retirement and Savings Plan (the "RRSP") that have been allocated to individual accounts in accordance with the participants' instructions and does not vote allocated Common Stock as to which no instructions are received. Fiduciary Counselors Inc. ("FC") was engaged as an independent fiduciary with respect to the Common Stock held by the RRSP in order to, among other things, monitor the Company's financial condition to determine, in FC's sole discretion, whether holding Common Stock by the RRSP is no longer consistent with the Employee Retirement Income Security Act of 1974, as amended, and if it were to become no longer consistent, to determine when and in what manner to liquidate the shares. As such, FC filed a Schedule 13G/A with the Securities and Exchange Commission on February 14, 2011 claiming shared dispositive power over the shares held by the RRSP.

(3)Neuberger Berman Group LLC ("NBG") reported in its Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011 that it had beneficial ownership of 5,971,306 shares, together with its affiliates Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds. Neuberger Berman Group LLC had shared power to vote over 5,183,814 shares and shared power to dispose over 5,971,306 shares. Neuberger Berman LLC, a subsidiary of NBG, had shared power to vote over 5,183,814 shares and shared power to dispose over 5,971,306 shares. Neuberger Berman Management LLC, a subsidiary of NBG, had shared power to vote and shared power to dispose over 4,693,667 shares. Neuberger Berman Equity Funds had shared power to vote and shared power to dispose over 4,672,467 shares.

(4)BlackRock, Inc. ("BlackRock") reported in its Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2011, that it had sole power to vote and sole power to dispose over 3,058,113 shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Under the Company's Bylaws, the Board of Directors of the Company shall consist of not less than nine nor more than thirteen members, which number shall be fixed and determined from time to time by resolution of the Board of Directors. The number of directors currently is fixed at ten. All of the members of the Board of Directors will be elected annually to serve one year terms. At the Annual Meeting the shareholders will elect all ten members of the Board of Directors.

The Board of Directors has nominated the ten persons listed herein to be elected as directors at the Annual Meeting, each for a term of one year. All of the nominees are currently members of the Board of Directors.

It is intended that the persons named as proxies in the accompanying form of proxy will vote to elect as a director each of the ten nominees listed herein, each to serve until the next Annual Meeting of Shareholders or until such nominee's successor shall be elected and qualified to serve, in each case unless authority to so vote is withheld. Although the Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

Once a quorum is present at the Annual Meeting, director nominees will be elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. You may vote "for" or "withheld" with respect to the election of directors. Only votes "for" or "withheld" are counted in determining whether a plurality has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors.

Votes withheld from director nominees do not technically have the effect of an "against" vote with respect to the election of directors. However, in accordance with the Company's Corporate Governance Guidelines, each nominee for election to the Board of Directors has agreed in writing that if he or she receives a greater number of votes "withheld" from his or her election than votes "for" such election (a "Majority Withheld Vote"), that he or she will, with no further action, immediately resign from the Board of Directors, effective upon acceptance of the resignation by the Board of Directors after its receipt of the recommendation of the Corporate Governance & Nominating Committee. Abstentions and broker non-votes are not considered "withheld" votes.

If a nominee is the subject of a Majority Withheld Vote, the Corporate Governance & Nominating Committee will promptly consider the resignation, and consider a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board of Directors. The Board of Directors then will decide whether or not to accept the resignation at its next regularly scheduled Board of Directors meeting, or, if a regularly scheduled meeting will not occur within 100 days of the date the election is certified by the inspector of elections, the Board of Directors will hold a special meeting to consider the matter. Thereafter, the Board of Directors will promptly disclose the explanation of its decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

A director who is the subject of a Majority Withheld Vote will not participate in the Corporate Governance & Nominating Committee's recommendation or the Board of Directors' action regarding whether to accept (i) such director's resignation or (ii) the resignation of any other director who is then also the subject of a Majority Withheld Vote.

The Board of Directors recommends that the shareholders vote to elect all of the nominees as directors.

Set forth herein is the name of each nominee for election to the Board of Directors, as well as each such person's age, his or her current principal occupation (which has continued for at least the past five years unless otherwise indicated) together with the name and principal business of the company by which such person is employed, if any, the period during which such person has served as a director of the Company, all positions and offices that such person holds with the Company and such person's directorships over the past five years in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940 and the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company.

Nominees for Election as Directors

John R. Belk, age 52, has been President and Chief Operating Officer of Belk, Inc., retail merchants, since May 2004. Prior to that time, he served as President - Finance, Systems and Operations of Belk, Inc. from May 1998 to May 2004. Mr. Belk is also a former Chairman and a current member of the Board of Trustees of Novant Health, Inc. and served as director of ALLTEL Corporation from 1996 to November 2007. Mr. Belk has broad experience in the management and oversight of a retail business. He brings significant expertise in retail business matters, strategic planning, risk management and corporate governance, which are important to a large and diversified organization like the Company. He has been a director of the Company since 1997 and also serves as a director of Belk, Inc.

John p. Derham Cato, age 61, has been the Chairman, President and Chief Executive Officer of The Cato Corporation, a specialty apparel retailer, since February 2004. Prior to that time, Mr. Cato was the President, Vice Chairman of the Board and Chief Executive Officer of The Cato Corporation from May 1999 to February 2004. Mr. Cato brings to the Board of Directors a breadth and depth of operations, management, and strategic planning experience in the retail industry. His background at The Cato Corporation and leadership of a public company is directly relevant to the oversight of a large organization like the Company. Mr. Cato has been a director of the Company since November 2002 and also serves as a director of The Cato Corporation.

Thomas W. Dickson, age 56, is the Chairman of the Board of Directors, President and Chief Executive Officer of the Company and has been Chairman of the Board of Directors since March 2006 and President and principal executive officer since February 1997. Before his election as President, he served as Executive Vice President of the Company from February 1996 to February 1997. Prior to that time, from February 1994 to February 1996 he served as President of, and from February 1991 to February 1994 he served as Executive Vice President of, American & Efird, Inc., a wholly owned subsidiary of the Company until November 2011. Mr. Dickson brings executive decision making skills, operating and management experience, and broad supermarket and real estate experience to the Board of Directors from his 30 years of experience with the Company and its subsidiaries. These experiences and Mr. Dickson's ongoing interaction with the Company's customers and suppliers provide the Board of Directors with, among other things, industry expertise important to the Company's business and a deep understanding of the Company's operations and the economic environment in which it operates. He has been a director of the Company since 1997.

James E. S. Hynes, age 71, was the Chairman of the Board of Hynes Inc., a manufacturer's representative, from September 1986 until October 2000. As one of the most tenured directors, Mr. Hynes provides the Board of Directors with retailing and strategic planning expertise through his service on the board of Hynes Inc. His experiences dealing with major manufacturers of health and beauty products and large retailers are important to the Board of Directors' oversight of strategic planning. He has been a director of the Company since 1983 and serves as Chairman of the Board of Commissioners of Carolinas HealthCare System, one of the Southeast's leading healthcare systems.

Anna Spangler Nelson, age 49, has been Chairman and Executive Vice President of Spangler Companies, Inc. (formerly known as Golden Eagle Industries, Inc.), a private investment company, since January 2005. Ms. Nelson has been a general partner of the Wakefield Group, a venture capital company, since September 1988. From these experiences, Ms. Nelson brings knowledge of financial products and investments that assists the Board of Directors in overseeing the financial management and risk management practices of the Company. Ms. Nelson has been a director of the Company since 1998, and serves as a Trustee of the Fidelity Charitable Gift Fund, and the John S. and James L. Knight Foundation.

Bailey W. Patrick, age 50, has been Managing Partner of Merrifield Patrick Vermillion, LLC, a company involved in commercial real estate, brokerage and development, since July 2010. Mr. Patrick was the President of Bissell Patrick LLC, which was also involved in commercial real estate, brokerage and development, from September 1998 until December 2009, at which time Bissell Patrick LLC merged into Merrifield Patrick LLC. Mr. Patrick was Managing Partner of Merrifield Patrick LLC from January 2010 until July 2010, at which time Merrifield Patrick merged to form Merrifield Patrick Vermillion LLC. Mr. Patrick has been a director of the Company since August 2003 and serves as a director of The Cato Corporation. Mr. Patrick brings a breadth and depth of operations and strategic planning experience to the Board of Directors, including real estate development experience, from his leadership at Merrifield Patrick Vermillion, LLC and its predecessor organizations. Mr. Patrick's background particularly assists the Board of Directors in overseeing the Company's real estate functions and expansions.

Robert H. Spilman, Jr., age 55, has been the President and Chief Executive Officer of Bassett Furniture Industries, Incorporated, a furniture manufacturer and distributor, since March 2000. Mr. Spilman has been a director of the Company since August 2002 and also serves as a director of Bassett Furniture Industries, Incorporated and Dominion Resources, Inc. Through his management experience at Basset Furniture Industries, Incorporated, a vertically integrated manufacturer, importer and retailer of home furnishings operating a network of licensed and corporate stores, Mr. Spilman provides the Board of Directors with sales, operations, risk management, strategic planning and corporate governance expertise that is important to the oversight of the Company.

Harold C. Stowe, age 65, has been the managing member of Stowe-Monier Management, LLC, a venture capital management company since August 2007. Prior to that time, he served as the Interim Dean of Development at the Wall College of Business Administration of Coastal Carolina University from June 2006 to August 2007. Prior to that time, Mr. Stowe was the President and Chief Executive Officer of Canal Holdings, LLC, a real estate and asset management company, from October 2001 to March 2005. Prior to that time, he was the President and Chief Executive Officer of Canal Industries, Inc., a forest products company, from March 1997 until October 2001. Mr. Stowe has a broad range of financial, banking, and management expertise, which provides the Board of Directors with valuable experience in its oversight of the financial reporting and corporate governance of the Company. Mr. Stowe has been a director of the Company since 1998 and also serves as a director of SCANA Corporation.

Isaiah Tidwell, age 66, was the Georgia Wealth Management Director and Executive Vice President of Wachovia Bank, N.A. from September 2001 to February 2005. Prior to that time, he served as the President, Georgia Banking, of Wachovia Bank from July 1999 to September 2001. Mr. Tidwell's extensive experience in retail banking operations and credit administration at Wachovia Bank provides the Board of Directors with significant financial and retail expertise important to the oversight of the Company's retail operations, financial reporting and enterprise risk management. Mr. Tidwell has been a director of the Company since 1999 and also serves as a director of Snyder's-Lance, Inc. and Lincoln National Corporation.

William C. Warden, Jr., age 59, was the Executive Vice President, Administration, of Lowes Companies, Inc. from February 1996 to February 2003. Mr. Warden's experience as an executive of a large retail organization provides the Board of Directors with expertise in the areas of real estate, engineering and construction, loss prevention and safety, internal audit, administration and legal that is relevant to the Company's businesses, developments and operations as well as the strategic planning functions of the Board of Directors. Mr. Warden has been a director of the Company since February 2008 and also serves as a director of Bassett Furniture Industries, Incorporated.

No director has a family relationship as close as first cousin with any other executive officer, director or nominee for director of the Company.

Directors' Fees and Attendance

The Company compensated each director elected to the Board of Directors at the Company's 2011 Annual Meeting of Shareholders who was not an employee of the Company or its subsidiaries via an annual fee in the amount of $34,000 for services as a director. Directors also receive a meeting fee for each Board of Directors or committee meeting attended. The meeting fee was $2,000 per meeting in the fiscal year ended October 2, 2011 ("Fiscal 2011"). The Chairman of the Audit Committee was paid an annual fee of $6,000 in addition to the fees described herein.

Pursuant to the Ruddick Corporation Director Deferral Plan (the "Deferral Plan"), non-employee directors of the Company may generally defer the payment of the annual fee and/or board and committee meeting fees. The fees deferred by a director under the Deferral Plan are converted into stock units and credited to the director's account as of the date such fees would have otherwise been paid to the director (the "Valuation Date"). The account of a director is credited with a number of stock units equal to the number of whole and fractional shares of Common Stock which the director would have received with respect to such fees if the fees had been paid in Common Stock, determined by dividing such fees by the average of the high and low sale price ("Average Price") of a share of Common Stock on the Valuation Date. Directors' accounts are equitably adjusted for the amount of any dividends, stock splits or applicable changes in the capitalization of the Company. The Company uses a non-qualified trust to purchase and hold the Common Stock to satisfy the Company's obligation under the Deferral Plan, and the directors are general creditors of the Company in the event the Company becomes insolvent. Upon termination of service as a director or in the event of death, the number of stock units in the director's account are delivered and paid in the form of whole shares of Common Stock to the director or a designated beneficiary, plus the cash equivalent for any fractional shares.

During the Company's fiscal year ended October 3, 2010 ("Fiscal 2010"), non-employee directors of the Company were also able to defer the payment of the annual fee and/or board meeting fees into the Ruddick Corporation Flexible Deferral Plan ("FDP"). However, during Fiscal 2011, the Company determined to eliminate the FDP as a deferral option for non-employee directors due to a review of the other deferral options available to such directors and giving consideration to the level of participation by the directors in that option.

Pursuant to the provisions of the Company's equity incentive plans, the Company has typically granted to each new non-employee director upon his or her initial election as director a ten-year option to purchase 10,000 shares of Common Stock at an exercise price per share equal to the Average Price of the Common Stock on the date of grant of the option. These options are immediately vested on the date of the director's election.

In addition to the compensation discussed herein, the Company grants other incentive awards to its non-employee directors from time to time. At the meeting of the Board of Directors held on November 18, 2010 each of John R. Belk, John P. Derham Cato, James E. S. Hynes, Anna Spangler Nelson, Bailey W. Patrick, Robert H. Spilman, Jr., Harold C. Stowe, Isaiah Tidwell and William C. Warden, Jr., constituting all of the non-employee directors of the Company at the time of the meeting, were credited with a discretionary Company contribution of $14,000, which was paid into the Deferral Plan and converted into stock units, as described herein. The Company also provides $100,000 of term life insurance coverage for each non-employee director, personal group excess liability insurance coverage, and certain perquisites as disclosed in the footnotes to the following table.

Director Compensation for 2011(1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
John R. Belk	62,000	—	—	—	—	85	62,085
John P. Derham Cato	64,000	—	—	—	—	85	64,085
James E. S. Hynes	58,000	—	—	—	—	85	58,085
Anna Spangler Nelson	66,000	—	—	—	—	85	66,085
Bailey W. Patrick	64,000	—	—	—	—	85	64,085
Robert H. Spilman, Jr.	58,000	—	—	—	—	85	58,085
Harold C. Stowe	76,000	—	—	—	—	85	76,085
Isaiah Tidwell	72,000	—	—	—	—	85	72,085
William C. Warden, Jr.	72,000	—	—	—	—	85	72,085

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(1)Thomas W. Dickson, the Company's Chairman, President and Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Dickson as an employee of the Company is shown in the Summary Compensation Table for 2011 provided herein.

(2)There were no option or other awards granted to the Company's directors during Fiscal 2011, other than to Thomas W. Dickson. With respect to Mr. Dickson, please see "Outstanding Equity Awards at Fiscal Year-End for 2011" for a list of equity awards outstanding as of October 2, 2011. The assumptions used in the calculation of these amounts, if any, are included in the note entitled "Stock Options and Stock Awards" in the Notes to Consolidated Financial Statements included within the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 2011, except that for the purposes of this table the estimates of forfeitures related to service-based vesting conditions have been disregarded. Options are currently granted only upon initial election or appointment as director. The outstanding stock options for each director as of October 2, 2011 were as follows:

Outstanding Stock Option Awards at Fiscal Year-End for 2011
Name	Number
John R. Belk	4,000
John P. Derham Cato	12,000
James E. S. Hynes	2,000
Anna Spangler Nelson	4,000
Bailey W. Patrick	—
Robert H. Spilman, Jr.	9,000
Harold C. Stowe	4,000
Isaiah Tidwell	4,000
William C. Warden, Jr.	10,000

(3)Perquisites and personal benefits were less than $10,000 in aggregate for each director listed in the table who served during Fiscal 2011. The Company paid premiums of $85 for a full year of term life insurance for each of the non-employee directors.

The Board of Directors held four (4) meetings during Fiscal 2011. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which they served during Fiscal 2011.

Committees of the Board of Directors

As of October 2, 2011, the Company's Board of Directors had the following standing committees: (i) the Audit Committee, whose current members are Harold C. Stowe (Chair), John R. Belk, Bailey W. Patrick, Isaiah Tidwell and William C. Warden, Jr.; (ii) the Compensation Committee, whose current members are James E. S. Hynes (Chair), John P. Derham Cato, Anna Spangler Nelson and William C. Warden, Jr.; and (iii) the Corporate Governance & Nominating Committee, whose current members are Robert H. Spilman, Jr. (Chair), John R. Belk, Anna Spangler Nelson and Isaiah Tidwell. Included herein is a description of each committee of the Board of Directors.

Audit Committee: The Audit Committee discharges the Board of Director's responsibility relating to the oversight of (i) the integrity of the financial statements and internal controls of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the outside auditor's independence and qualifications, and (iv) the performance of the Company's internal audit function and outside auditors. The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the independent auditors and reviews the financial statements, audit reports, internal controls and internal audit procedures. Each member of the Audit Committee has been determined to be an independent director, in accordance with the independence requirements of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee was established in accordance with Section 3(a)(58)A of the Exchange Act. The Audit Committee met seven (7) times during Fiscal 2011.

Compensation Committee: The Compensation Committee assesses the Company's overall compensation programs and philosophies. Among other things, it and the Chairman of the Corporate Governance & Nominating Committee approve the goals and objectives relevant to the Chief Executive Officer's compensation and recommend to the independent members of the Board of Directors for their approval, the salary, incentive compensation and equity compensation of the Chairman of the Board of Directors, President and Chief Executive Officer. In addition, the Compensation Committee recommends to the independent members of the Board of Directors for its approval, the salaries, incentive compensation and equity compensation for other executive officers. The Compensation Committee also reviews the salaries and incentive compensation for other Company officers and key employees of the Company's subsidiaries other than the executive officers of the Company. In addition, the Compensation Committee approves the annual bonus criteria under the Company's cash and equity incentive plans, including the Ruddick Corporation Cash Incentive Plan, the Ruddick Corporation 2011 Incentive Compensation Plan (as amended or supplemented, the "2011 Plan"), which was approved by the shareholders at the Annual Meeting of Shareholders held on February 17, 2011, and prior to the approval thereof, the Addendum to the Ruddick Corporation 2002 Comprehensive Stock Option and Award Plan ("Addendum"). The Compensation Committee grants restricted stock to the employees of the Company and its subsidiaries, other than the executive officers of the Company, pursuant to the Company's equity incentive plans and reports such actions to the Board of Directors.

For Fiscal 2011, the Compensation Committee directly engaged a compensation consultant from Mercer Human Resource Consulting ("Mercer") to advise the Committee regarding market practices and general guidelines for equity grant compensation for key employees, including the NEOs (as defined in "Compensation Discussion & Analysis"). The Company paid that consultant $24,500 for work performed for the Compensation Committee. The Company, on management's recommendation, separately retained Mercer and an affiliated company of Mercer (the "Affiliate") to provide other services for the Company in Fiscal 2011, for which the Company paid $514,472.  These other services primarily related to health and welfare consulting, insurance consulting, insurance brokerage and surety bonding. The Company also made payments to the Affiliate for insurance premiums that were collected by the Affiliate on behalf of insurance carriers, but these amounts are not included in the totals referenced above, as the amounts were paid over to insurance carriers for services provided by those carriers. Since the engagements relating to the other services are long-standing engagements entered into by the Company and unrelated to the compensation consultant, neither the Committee nor the Board expressly approved such other services.  The compensation consultant who provided executive compensation advice to the Compensation Committee worked exclusively for the Compensation Committee and not for the Company in connection with the other services or otherwise.

The Compensation Committee may delegate any of its powers or duties to the chairperson of the Compensation Committee or any subcommittee, other than as prohibited by law. Each member of the Compensation Committee has been determined to be an independent director, in accordance with the independence requirements of the New York Stock Exchange. The Compensation Committee met one (1) time during Fiscal 2011. For more information see the "Report of the Compensation Committee" appearing elsewhere in this Proxy Statement.

Corporate Governance & Nominating Committee: The Corporate Governance & Nominating Committee identifies, reviews, evaluates and recommends nominees for the Board of Directors. In addition, the Corporate Governance & Nominating Committee monitors and evaluates the performance of the directors, individually and collectively. The Corporate Governance & Nominating Committee also reviews and makes recommendations to the full Board of Directors regarding changes in the number, chairperson, composition or responsibilities of each of the committees of the Board of Directors and also reviews the committee charters. The Corporate Governance & Nominating Committee periodically reviews the Company's Corporate Governance Guidelines and recommends changes to the Board of Directors. Each member of the Corporate Governance & Nominating Committee has been determined to be an independent director, in accordance with the independence requirements of the New York Stock Exchange. The Corporate Governance & Nominating Committee met one (1) time during Fiscal 2011. The Corporate Governance & Nominating Committee will consider nominations for directors from shareholders. A more detailed discussion regarding the process for nominating potential director candidates is included elsewhere in this Proxy Statement under the heading "Corporate Governance Matters - Process for Nominating Potential Director Candidates."

Beneficial Ownership of Company Stock

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors and all nominees for director of the Company and the executive officers named in the Summary Compensation Table for 2011 included herein, and of such directors and executive officers of the Company as a group, all as of October 31, 2011. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name	Shares of Common Stock Beneficially Owned (1)(2)	Percent of Class
John R. Belk	10,783(3)	*
John P. Derham Cato	12,000(4)	*
Thomas W. Dickson	309,331(5)	*
James E. S. Hynes	8,780(3)	*
Fred A. Jackson	79,321(6)	*
Frederick J. Morganthall, II	59,882(7)	*
Anna Spangler Nelson	31,000(8)	*
Bailey W. Patrick	—	*
Robert H. Spilman, Jr.	11,093(9)	*
Harold C. Stowe	5,000(3)	*
Isaiah Tidwell	4,000(3)	*
William C. Warden, Jr.	15,000(10)	*
John B. Woodlief	65,990(11)	*
All directors and executive officers as a group (13 persons)	612,180(12)	1.2%

_________________

*Less than 1%

(1)The table includes shares allocated under the RRSP to individual accounts of those named persons and group members who participate in the plan, the voting of which is directed by such named persons or group members, as appropriate.

(2)In accordance with Rule 13d-3 promulgated under the Exchange Act, the table does not include shares of Common Stock that are deliverable in connection with the Deferral Plan. Pursuant to the Deferral Plan, distributions under the Deferral Plan are paid in the form of Common Stock ninety days following the date of termination of service as a director. As of October 31, 2011, the Company was authorized to deliver up to 500,000 shares of Common Stock pursuant to the Deferral Plan and has delivered 20,986 shares to the participating non-employee directors who have left the Board of Directors. Additionally there were 134,132 stock units reserved under the Deferral Plan for delivery to the current participating non-employee directors. A more detailed discussion regarding the Deferral Plan is included elsewhere in this Proxy Statement under the heading "Election of Directors - Directors' Fees and Attendance". The number of stock units that have been credited to each of the participating non-employee directors as of October 31, 2011 is set forth herein:

Name	Stock Units Credited Under Deferral Plan
John R. Belk	19,758
John P. Derham Cato	15,189
James E. S. Hynes	8,530
Anna Spangler Nelson	23,636
Bailey W. Patrick	14,330
Robert H. Spilman, Jr.	12,105
Harold C. Stowe	20,372
Isaiah Tidwell	15,354
William C. Warden, Jr.	4,854
Total	134,128	*

_________________

*This sum may vary from other Deferral Plan totals included herein due to rounding.

(3)Includes 4,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which such director would have sole voting and investment power upon acquisition.

(4)Represents 12,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Cato would have sole voting and investment power upon acquisition.

(5)Includes 206,921 shares owned of record and beneficially by Thomas W. Dickson, as to which he has sole voting and investment power; 10,991 shares allocated to his RRSP account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan; 2,200 shares held as custodian for his children, as to which he has sole voting and investment power; 71,719 shares of restricted stock, as to which he has sole voting power, but no investment power; and 17,500 performance shares that will be settled via restricted stock within sixty days of October 31, 2011, upon the issuance of which he will have sole voting power, but no investment power.

(6)Includes 41,523 shares owned of record and beneficially by Mr. Jackson, as to which he has sole voting and investment power and all of which are pledged by Mr. Jackson as security; 18,000 shares of restricted stock, as to which he has sole voting power, but no investment power; 4,500 performance shares that will be settled via restricted stock within sixty days of October 31, 2011, upon the issuance of which he will have sole voting power, but no investment power; and 15,298 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2011, as to which he would have sole voting and investment power upon acquisition.

(7)Includes 14,257 shares owned of record and beneficially by Mr. Morganthall, as to which he has sole voting and investment power; 36,875 shares of restricted stock, as to which he has sole voting power, but no investment power; and 8,750 performance shares that will be settled via restricted stock within sixty days of October 31, 2011, upon the issuance of which he will have sole voting power, but no investment power.

(8)Includes 15,000 shares owned of record and beneficially by Ms. Nelson as to which she has sole voting and investment power; 4,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which she would have sole voting and investment power upon acquisition; and 12,000 shares owned by a corporation with respect to which she has shared voting and investment power and is deemed the beneficial owner.

(9)Includes 9,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Spilman would have sole voting and investment power upon acquisition.

(10)Includes 10,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Warden would have sole voting and investment power upon acquisition.

(11)Includes 22,030 shares owned of record and beneficially by Mr. Woodlief, as to which he has sole voting and investment power; 1,851 shares allocated to his RRSP account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan; 34,609 shares of restricted stock, as to which he has sole voting power, but no investment power; and 7,500 performance shares that will be settled via restricted stock within sixty days of October 31, 2011, upon the issuance of which he will have sole voting power, but no investment power.

(12)Includes (i) 323,587 shares owned of record and beneficially as to which such persons have sole voting and investment power; (ii) 64,298 shares that may be acquired by such persons upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2011, as to which such persons would have sole voting and investment power upon acquisition; (iii) 12,000 shares as to which such persons have shared voting and investment power; (iv) 161,203 shares of restricted stock, as to which such persons have sole voting power, but no investment power; (v) 38,250 performance shares that will be settled via restricted stock within sixty days of October 31, 2011, upon the issuance of which such persons will have sole voting power, but no investment power; and (vi) 12,842 shares allocated to their respective RRSP accounts, as to which they have sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company's business and affairs for the benefit of shareholders, the Board of Directors of the Company has approved Corporate Governance Guidelines. The Corporate Governance Guidelines contain general principles regarding the functions of the Company's Board of Directors. The Corporate Governance Guidelines are available on the Company's website at www.ruddickcorp.com. In addition, committee charters for the Company's Audit Committee, Compensation Committee and Corporate Governance & Nominating Committee are also included on the Company's website.

Director Independence

For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board of Directors must affirmatively determine that the director has no direct or indirect "material relationship" with the Company, other than as a director. The Board of Directors has adopted categorical standards to assist it in making independence determinations. The categorical standards set forth below and available on the Company's website at www.ruddickcorp.com, specify certain relationships that may exist between the Company and a director, each of which is deemed not to be a "material relationship" and therefore will not, alone, prevent a director from being considered "independent".

•Prior Employment. The director was an employee of the Company or one of its operating subsidiaries, or his or her immediate family member was an executive officer of the Company, and over five years have passed since such employment ended.

•Prior Relationship with the Company's Auditors. A director or immediate family member was an employee or partner of the Company's independent auditor, and over three years have passed since such employment, partner or auditing relationship ended.

•Current Employment. An immediate family member of a director is employed by the Company, one of its operating subsidiaries or another entity in a non-officer position, or by the Company's independent auditor not as a partner and not participating in the firm's audit, assurance or tax compliance practice.

•Interlocking Directorships. A director was employed, or his or her immediate family member was employed, as an executive officer of another company, during a time in which any of the Company's executive officers served on that other company's compensation committee, and over three years have passed since such service or employment relationship ended.

•Business Relationships. A director was an executive officer or an employee, or his or her immediate family member was an executive officer, of another company that made payments to, or received payments from, the Company or its operating subsidiaries for property or services in an amount which, in each of the preceding three fiscal years, was less than the greater of $1 million, or 2% of such other company's consolidated gross revenues.

•Charitable Contributions.  A director was an executive officer of a charitable organization that received contributions from the Company or its operating subsidiaries in an amount which, in each of the preceding three fiscal years, was less than the greater of $1 million, or 2% of such charitable organization's consolidated gross revenues.

After considering these categorical standards, the listing standards of the New York Stock Exchange and all other relevant facts and circumstances, including commercial or charitable relationships between the directors and the Company, the Board of Directors has determined that all of its members meet the Company's categorical independence standards, meet the independence requirements of the New York Stock Exchange and are independent except for Thomas W. Dickson. In connection with its independence evaluation, the Board of Directors considered the transactions involving the Company and Mr. Spilman. Mr. Spilman is the President and Chief Executive Officer of Bassett Furniture Industries, Incorporated, which is a customer of American & Efird, the Company's wholly owned subsidiary until November 2011. The Board of Directors' categorical standards for determining director independence are also available on the Company's website previously referenced.

Audit Committee Financial Expert

The Board of Directors has determined that at least one member of the Audit Committee, Harold C. Stowe, is an audit committee financial expert. Mr. Stowe is "independent" as that term is defined in the New York Stock Exchange Listed Company Manual.

Executive Sessions of Non-Management Directors

Non-management directors meet without management present at regularly scheduled executive sessions. In addition, to the extent that, from time to time, the group of non-management directors includes directors that are not independent, at least once a year there is a scheduled executive session including only independent directors. The Chairman of the Corporate Governance & Nominating Committee presides over meetings of the non-management or independent directors. Shareholders and other interested parties may communicate directly with any of the directors, including the independent or non-management directors as a group, by following the procedures set forth herein under the caption "Shareholder and Interested Party Communications with Directors."

Code of Ethics and Code of Business Conduct and Ethics

The Company has adopted a written Code of Ethics (the "Code of Ethics") that applies to the Company's Chairman of the Board of Directors, President and Chief Executive Officer, Vice President-Finance and Chief Financial Officer and Vice President and Treasurer. The Company has also adopted a Code of Business Conduct and Ethics (the "Code of Conduct") that applies to all employees, officers and directors of the Company as well as any subsidiary company officers that are executive officers of the Company. The Company's sole operating subsidiary, Harris Teeter, maintains a code of ethics tailored to its business. The Code of Ethics and Code of Conduct are available on the Company's website previously referenced under the "Corporate Governance" caption. Any amendments to the Code of Ethics or Code of Conduct, or any waivers of the Code of Ethics or any waiver of the Code of Conduct for directors or executive officers, will be disclosed on the Company's website promptly following the date of such amendment or waiver. Information on the Company's website, however, does not form a part of this Proxy Statement.

Majority Vote Policy for Director Elections

The Company's Corporate Governance Guidelines provide that if a director receives a Majority Withheld Vote, that he or she will, with no further action, immediately resign from the Board of Directors, effective upon acceptance of the resignation by the Board of Directors. Abstentions and broker non-votes are not considered "withheld" votes. Please see the discussion of the Majority Withheld Vote policy contained in "Proposal 1 - Election of Directors".

Shareholder and Interested Party Communications with Directors

Shareholders and other interested parties may communicate directly with the entire Board of Directors, any committee of the Board of Directors, the Chair of any committee, any individual director, the independent or non-management directors, as a group, or any other group of directors by writing to: Ruddick Corporation Board of Directors, c/o Secretary of the Corporation, 301 S. Tryon Street, Suite 1800, Charlotte, North Carolina 28202. Each such communication should specify the applicable addressee(s). The Company's Board of Directors has instructed the Secretary to forward these communications to the addressee, and if no specific addressee is listed, to the Chairman of the Board of Directors.

Director Attendance at Annual Meeting

The Company believes that the Annual Meeting is an opportunity for shareholders to communicate directly with the Company's directors. Consequently, each director is encouraged to attend the Annual Meeting of Shareholders. All of the Company's directors attended the 2011 Annual Meeting of Shareholders.

Process for Nominating Potential Director Candidates

The Corporate Governance & Nominating Committee is responsible for identifying and screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. Director nominees are recommended to the Board of Directors annually by the Corporate Governance & Nominating Committee for election by the shareholders. As described in the Company's Corporate Governance Guidelines, which are available at the Company's website previously referenced, nominees for director will be selected on the basis of outstanding achievement in their personal careers, wisdom, broad experience, integrity, ability to make independent analytical inquiries, understanding of the business environment and willingness to devote adequate time to Board of Directors' duties.

The Corporate Governance & Nominating Committee reviews the background and qualifications of each nominee to determine such nominee's experience, competence and character and shall assess such nominee's potential contribution to the Board of Directors, taking into account the then-existing composition of the Board of Directors and such other matters as the Corporate Governance & Nominating Committee deems appropriate. In addition, while the Company does not have a formal policy on Board of Directors diversity, the Corporate Governance Guidelines specify that the Board of Directors is committed to diversified membership. The Corporate Governance & Nominating Committee actively considers such diversity in recruitment and nominations of directors. The current composition of the Board reflects those efforts.

Nominees recommended by shareholders will be analyzed by the Corporate Governance & Nominating Committee in the same manner as nominees that are otherwise considered by such committee. Any recommendation submitted by a shareholder to the Corporate Governance & Nominating Committee must comply in all respects with Article III, Section 12, of the Company's Bylaws, which generally requires that such recommendation be in writing and include the shareholder's name and address; number of shares of each class of capital stock owned by the shareholder; the potential candidate's name, resumé and biographical information; and any material interest, direct or indirect, that the shareholder may have in the election of the potential candidate to the Board of Directors. Article III, Section 12, of the Company's Bylaws also requires that any such shareholder recommendation be received by the Company in accordance with the timeframe described under the caption "Shareholder Proposals". A copy of the Company's Bylaws is available upon request to: Ruddick Corporation, 301 South Tryon Street, Suite 1800, Charlotte, North Carolina 28202, Attention: Secretary of the Corporation.

Pursuant to its Charter, the Corporate Governance & Nominating Committee (i) periodically reviews the Company's corporate governance principles, including criteria for the selection of Board of Directors members to insure that the criteria, including diversity, are being addressed appropriately and (ii) conducts an annual assessment of its performance and of the Charter and recommends changes to the Board of Directors when necessary.

All nominees for election to the Board of Directors have been recommended by the Corporate Governance & Nominating Committee. All such nominees are current directors standing for re-election.

Board Leadership Structure

Currently, Thomas W. Dickson serves as the Company's Chairman of the Board, President and Chief Executive Officer. The Board of Directors does not have a lead independent director. However, as described below in the section "Corporate Governance Matters—Executive Sessions of Non-Management Directors," the Chairman of the Corporate Governance & Nominating Committee, who is an independent director, presides over executive session meetings of the non-management or independent directors. The Board of Directors believes that Mr. Dickson's service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its shareholders because Mr. Dickson possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board of Directors' time and attention are focused on the most important matters. The combined positions help to provide a unified leadership and direction for the Company, enables decisive leadership, ensures clear accountability, and enhances the Company's ability to communicate its message and strategy clearly and consistently to the Company's shareholders, employees, customers and suppliers. Furthermore, the Board of Directors believes that this practice is appropriate in light of the fact that currently only one of the directors, Mr. Dickson, is an employee of the Company, all of the other directors are independent, and all of the committees of the Board of Directors are comprised solely of independent directors. The Board of Directors believes that its current leadership structure enhances Mr. Dickson's ability to provide insight and direction on important strategic initiatives simultaneously to both management and the independent directors.

Role in Risk Oversight

As the Company's principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Company's risk management practices. The Board of Directors has delegated certain risk management functions to its committees.

Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is to assist the Board of Directors with the oversight of: (1) the integrity of the financial statements and internal controls of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the outside auditor's independence and qualifications, and (4) the performance of the Company's internal audit function and outside auditors. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

•Review with the outside auditor and management, as appropriate, significant financial reporting issues and judgments identified by management or the outside auditor and made in connection with the preparation of the Company's financial statements;

•Review with the outside auditor and management, major issues identified by management or the outside auditor regarding the Company's accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management; and

•Consult with the outside auditor and management concerning the Company's internal controls, including any significant deficiencies and significant changes in internal controls, and review management's and the outside auditor's reports on internal control over financial reporting.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended October 2, 2011.

SUBMITTED BY THE COMPENSATION COMMITTEE

John P. Derham Cato
James E. S. Hynes
Anna Spangler Nelson
William C. Warden, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Despite the challenging global economic and regulatory environment, the Company delivered strong financial results in Fiscal 2011. Subsequent to Fiscal 2011, in November 2011 the Company sold its American & Efird business ("A&E"), the Company's textile subsidiary. As a result, the Company's Fiscal 2011 results related to A&E were reported as discontinued operations. The Company reported earnings from continuing operations for Fiscal 2011 of $111.5 million, or $2.28 per diluted share, an increase from $98.7 million, or $2.03 per diluted share, for Fiscal 2010. Consolidated net income was $91.2 million, comprised of the $111.5 million in earnings from continuing operations, $16.2 million in earnings from discontinued operations and a loss on sale of discontinued operations of $36.5 million (net of tax benefits). The Company also generated net sales of $4.29 billion for Fiscal 2011, a 4.5 percent increase in net sales from Fiscal 2010, attributable to new store activity and comparable store sales increases. Comparable store sales increased by 3.27% for Fiscal 2011. The Company's subsidiaries achieved their operating profit targets for Fiscal 2011.

Based on a comprehensive performance assessment of the Company's financial results, and combined with a review of the economic environment and competitive trends, the Compensation Committee made the following decisions for the four named executive officers listed in the Summary Compensation Table for 2011, which we refer to as "NEOs":

•Base salaries increased for each NEO, due to the Company's and its subsidiaries' meeting Fiscal 2010 performance targets, the relative success of each NEO in achieving his applicable individual performance goals, and the discontinuation of certain perquisites historically provided to the NEOs, all as described in more detail below.

•Fiscal 2011 annual cash plan incentive awards were granted to NEOs based upon the respective Fiscal 2011 operating results of the Company and its subsidiaries and as computed in accordance with the respective bonus formulas approved by the Compensation Committee.

•The Compensation Committee granted long-term incentive awards covering 35,000 shares of Common Stock to Mr. Dickson and covering an aggregate of 41,500 shares of Common Stock to the other NEOs.

For Fiscal 2011, Mr. Dickson received total compensation of $3,371,225, reflecting strong Company and individual performance in Fiscal 2011. Mr. Dickson's total compensation reflects the role he plays in establishing the Company's strategic agenda and long-range plan, overseeing the management and execution of the Company's day-to-day operations and leading the Company in a challenging global economic and regulatory environment. Although his compensation is determined using the same methodology as used for each of the other NEOs, Mr. Dickson's compensation is higher than the compensation paid to any of the other NEOs as his responsibilities and obligations at the Company are greater than those of any of the other NEOs.

Each of the other NEOs received total compensation in Fiscal 2011 as follows: Mr. Woodlief, $1,963,597, Mr. Morganthall, $1,944,092 and Mr. Jackson, $1,384,612. The compensation paid to these NEOs reflects the relative performances of the Company or subsidiary for which these officers were responsible during Fiscal 2011, as well as individual performance. As of the sale of A&E, Mr. Jackson, A&E's President, was no longer an employee of the Company or its subsidiaries.

During Fiscal 2011, the Compensation Committee made minimal changes to the compensation programs, other than the modification of the perquisites provided to NEOs as described below. Minor adjustments were made to the cash incentive plans and bonus amounts to address the economic environment and projected performance. No changes were made to the overall design of the long-term incentive portion of compensation.

Executive Compensation Philosophy

The primary objective of the Company's executive compensation program is to enhance shareholder value in the Company while attracting, retaining and rewarding highly qualified executives. Accordingly, the Company's executive compensation program encourages management to produce strong financial performance by tying corporate and individual performance to compensation levels. The Company's executive compensation program consists generally of annual base salary, annual cash incentive bonuses, long-term equity incentive compensation, such as stock options, restricted stock and performance share grants, and other benefits.

The Company's practice is to provide incentives through its compensation program that promote both the short-term and long-term financial objectives of the Company and its subsidiaries. Achievement of short-term objectives is rewarded through base salary and annual cash incentive bonuses, while long-term equity incentive awards encourage management to focus on the Company's long-term goals and success. Both annual cash incentive bonuses and a substantial portion of long-term equity incentive compensation are performance-based. These incentives are based on financial objectives of importance to the

Company, including operating profit percentage and net operating profit after tax return on invested capital. The Company's compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive's potential compensation is at risk and tied to performance of the Company and its subsidiaries, as applicable. The percentage of an executive's compensation that is tied to performance increases as the Company's profit performance and rate of return increases.

Compensation Setting Process

The Compensation Committee is responsible for setting total compensation for executives of the Company and for overseeing the Company's various executive compensation plans and the overall management of the compensation program. Periodically, the Compensation Committee obtains independent and impartial advice from external compensation consulting firms and industry surveys and resources in executing its responsibilities. For Fiscal 2011, the Compensation Committee engaged Mercer to act as its independent compensation consultant with respect to equity grant compensation. For additional information regarding the role of Mercer and its affiliates, see "Committees of the Board of Directors - Compensation Committee" above. The Compensation Committee also referenced other market information the Compensation Committee considered relevant.

The Compensation Committee considers various published broad-based third party surveys of the annual compensation of wholesale and retail food companies as well as other retail companies including drug store, convenience, mass merchandising and specialty retail (the "Compensation Surveys"). The companies surveyed in the Compensation Surveys generally include (i) companies that operate in the specific industries in which the Company operates, (ii) regional companies that are comparable in size to the Company and (iii) other companies with which the Company believes it competes for its top executives. For example, one survey covers 189 companies in the retail sector including big box stores, grocery, drug and convenience stores, outlet stores, restaurants, department and specialty stores, while a second survey covers 104 companies in the retail sector, and a third survey covers 35 wholesale and retail food companies. The Compensation Surveys generally provide information on what companies paid their executives in terms of base salary and annual incentives, the target annual compensation the executives could have received upon attainment of certain goals, the value and composition of long term incentives companies granted to executives, and long term incentives and annual incentives as a percentage of base salary. While the Compensation Committee believes the Compensation Surveys are valuable, it does not use the Compensation Surveys as a benchmark to set executive compensation. The Compensation Committee does not believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the purpose of the Compensation Surveys, and the manner in which it was used by the Compensation Committee, was to provide a general understanding of current compensation practices and trends of similarly situated companies. The Compensation Surveys contain high-level analyses and are compiled from information from a number of companies. The Compensation Committee uses the Compensation Surveys as a tool to compare the overall compensation of its own executives to the executives of other companies in similar sectors. No specific compensation decision for any individual was based on or justified by any Compensation Survey.

In its annual review of executive compensation, the Compensation Committee meets with the Company's Chief Executive Officer with regard to the compensation packages of the Company's executive officers other than the Chief Executive Officer. The Chief Executive Officer recommends any compensation adjustments for these officers to the Compensation Committee for its review, with changes in compensation being based upon the individual's performance, the performance of the Company or its subsidiaries, as applicable, and the individual's level of responsibility. The Compensation Committee accepts, rejects or modifies the Chief Executive Officer's recommendations at its discretion. The Compensation Committee then makes a recommendation to the independent directors for their approval. The Compensation Committee, along with the Chairman of the Corporate Governance & Nominating Committee, performs the annual evaluation of the Chief Executive Officer. The compensation for the Chief Executive Officer is approved by the independent directors upon the recommendation of the Compensation Committee.

At the 2011 Annual Meeting of Shareholders, the Shareholders provided an advisory vote with 98% of the votes cast approving the compensation of the Company's named executive officers for Fiscal 2010 (the "Advisory Vote"). Subsequently, in its meeting held in November 2011 the Compensation Committee considered the results of the Advisory Vote in determining compensation policies and decisions of the Company. The Advisory Vote affected the Company's executive compensation decisions and policies by reaffirming the Company's pay-for-performance philosophy, and the Compensation Committee will continue to use this philosophy and past practice in determining future compensation decisions.

Elements of Compensation

Annual Cash Compensation. The Company's annual cash compensation for its executives consists of base salary and cash incentive bonuses.

The total annual cash compensation levels of the respective executives reflect the varying duties and responsibilities of each individual executive's position with the Company or a subsidiary, as appropriate, with consideration given to the executive's individual performance and the relative size and complexity of each business unit, as well as the unit's relative contribution to the consolidated financial condition and results of operation of the Company. As a general rule, the total annual cash compensation of executives employed by the Company is somewhat higher than cash compensation for executives of the subsidiary companies, primarily due to the higher level of responsibilities of the holding Company executives for the Company's total performance.

For Fiscal 2011, base salaries of the NEOs were reviewed and, on average, increases of 9.0% were provided. Base salary increases were based on the Compensation Committee's determination to discontinue certain perquisites as described below, and each NEO's achievement of personal performance objectives and corporate operating results during Fiscal 2011. The corporate operating results considered were primarily return on invested capital during the fiscal year calculated as net operating profit after tax divided by invested capital at the beginning of the fiscal year ("NOPAT Return") and operating margins at each of the Company's subsidiaries. The personal performance objectives vary for each NEO as described in specific detail below, and were primarily tied to the performance of the operating company by which such NEO was employed (i.e., the Company, Harris Teeter, Inc. ("Harris Teeter"), the Company's supermarket subsidiary, or A&E, the Company's textile subsidiary during Fiscal 2011) for the prior year, Fiscal 2010. No particular weight was assigned to any particular performance goal, and the personal performance objectives considered by the Compensation Committee may from year to year change, depending on the needs of the Company. The Chief Executive Officer meets with the Compensation Committee and presents a set of personal objectives for the Compensation Committee to consider. After discussion, the Compensation Committee approves the personal objectives for the Chief Executive Officer. For all NEOs other than the Chief Executive Officer, the performance objectives are generally discussed between the respective NEO and the Chief Executive Officer, who then reviews them with the Compensation Committee. The Compensation Committee does not determine the NEOs base salaries based on a formula or targeted performance.

Based upon the recommendations of management relating to management's expectations for Fiscal 2011 as well as the foregoing factors, the Compensation Committee determined to increase the base salaries of the NEOs for Fiscal 2011 as detailed in the Base Salary Adjustment table below. The target corporate operating results and individual performance objectives for the NEOs from the prior year, Fiscal 2010, that were used to determine the base salaries for Fiscal 2011 were as follows:

•For Mr. Dickson, the Fiscal 2010 target corporate operating results were achieving sales at Harris Teeter of $4.11 billion (actual $4.10 billion) and operating profit of $164.5 million (actual $181.6 million), and sales at A&E of $251 million (actual $301.1 million) and operating profit of $3.95 million (actual $19.5 million). The Fiscal 2010 performance objectives for Mr. Dickson included: on a consolidated Company basis, selling the Company's equity share in a foreign investment company; at Harris Teeter, opening 13 new stores and completing 2 major store remodelings, achieving a variety of specific productivity, cost savings and operational goals and achieving positive same store sales of 0.5%; and at A&E, increasing global market share and integration of recent acquisitions and consolidations at A&E. During Fiscal 2010, the Company sold its interest in the foreign investment company; Harris Teeter opened 13 new stores, and completed the major remodeling of 2 stores, and achieved productivity, cost savings and operational goals, but did not achieve the stated positive same store sales goals at Harris Teeter; and A&E increased global market share and made progress on the growth and integration of recent acquisitions and consolidations.

•For Mr. Woodlief, the Fiscal 2010 target corporate operating results were achieving sales at Harris Teeter of $4.11 billion (actual $4.10 billion) and operating profit of $164.5 million (actual $181.6 million), and sales at A&E of $251 million (actual $301.1 million) and operating profit of $3.95 million (actual $19.5 million). The Fiscal 2010 performance objectives for Mr. Woodlief included selling the Company's equity share in the foreign investment company, developing, overseeing and improving banking relationships, investor relations, financial planning, risk management practices, employee and executive benefit programs, investment banking relationships, accounting and financial controls in an effective and cost-efficient manner at both corporate and subsidiary levels, designing and maintaining corporate governance and compliance programs, and effectively coordinating with the audit committee and the outside auditors.

•For Mr. Morganthall, the Fiscal 2010 target corporate operating results were achieving sales at Harris Teeter of $4.11 billion (actual $4.10 billion) and operating profit of $164.5 million (actual $181.6 million). The Fiscal 2010 performance objectives for Mr. Morganthall included opening 13 new stores and completing 2 major store remodelings at Harris Teeter, achieving positive same store sales of 0.5%, and identifying cost savings in product cost and operating and corporate costs at Harris Teeter. During Fiscal 2010, Harris Teeter opened 13 new stores and closed 3 stores, and completed the major remodeling of 2 stores, and made progress toward identifying cost savings. However, Harris Teeter did not achieve the stated positive same store sales goal.

•For Mr. Jackson, the Fiscal 2010 target corporate operating results were achieving sales at A&E of $251 million (actual $301.1 million) and operating profit of $3.95 million (actual $19.5 million). The Fiscal 2010 performance objectives for Mr. Jackson included achieving profitability in the U.S. through continued cost reductions, and expanding market share and profitability in China and India. In Fiscal 2010, A&E achieved those performance objectives.

2011 Base Salary Adjustment

Name	Fiscal 2010 Base Salary ($)	Fiscal 2011 Base Salary ($)	Increase ($)	Percentage Increase
Dickson	620,000	682,000	62,000	10.0%
Woodlief	435,000	472,500	37,500	8.6%
Morganthall	452,500	482,000	29,500	6.5%
Jackson	295,000	328,000	33,000	11.2%

Annual cash incentive plan awards ("Incentive Bonuses") are provided to the NEOs through the Ruddick Corporation Cash Incentive Plan (the "Cash Incentive Plan"), which was approved by the shareholders at the Annual Meeting of Shareholders held on February 15, 2007. Awards under the Cash Incentive Plan link incentive pay to achievement of predetermined, objective performance goals. The Compensation Committee awards potential Incentive Bonuses to the NEOs based upon each such NEO's level of responsibility within the Company or at the operating subsidiary, and the attainment of that potential compensation is based upon the performance of the Company or such operating subsidiary. In particular, the Compensation Committee has set forth performance metrics for the Company, Harris Teeter and A&E based on information which the Compensation Committee deems most important to determining the performance of such entities. The footnotes to the 2011 Cash Incentive Plan Awards table identify the different performance metric thresholds which the NEOs would be required to meet in order to earn an Incentive Bonus under the plan.

For Fiscal 2011, Incentive Bonuses for executives employed directly by the holding Company were based on NOPAT Return. With respect to an executive officer employed directly by Harris Teeter or A&E, the Incentive Bonus was based on operating profit margin for Harris Teeter or NOPAT Return for A&E. Generally, if the Company or a subsidiary, as applicable, achieves the predetermined minimum goals, which are approved by the Compensation Committee, executives are paid a predetermined percentage of their base salary as their Incentive Bonus. The percentage of base salary payable as Incentive Bonus increases as the operating profit margin or NOPAT Return increases relative to the predetermined performance goal. The Compensation Committee has the discretion to eliminate or reduce the Incentive Bonus payable to any or all of the NEOs in accordance with the Cash Incentive Plan.

The Compensation Committee uses NOPAT Return and operating profit margin as performance measures for the Company and its operating subsidiaries because the Compensation Committee believes these measures are appropriate determinates of the Company's and its operating subsidiaries' success. NOPAT Return is a measure by which the Compensation Committee is able to determine the Company's return on total invested capital (for all investors, including shareholders and debt holders). NOPAT Return effectively adjusts for the financing of a company and is a better measure of the operational performance of the business. By using NOPAT Return the Compensation Committee is able to determine the on-going operational success of the Company or A&E, as applicable. Operating profit margin is a measurement of what proportion of a company's revenue is remaining after paying for all operating costs, specifically excluding financing costs. Operating profit margin provides a measure of how much a company earns (before interest and taxes) on each dollar of sales. If the operating profit margin is increasing, the Company is earning more per dollar of sales. In addition, the Compensation Committee has chosen these performance measures because the Compensation Committee believes these measures are used by third parties, such as investment banks, analysts and lenders, to judge the performance of the Company, its operating subsidiaries and their competitors, and these performance measures are utilized by the Company and its operating subsidiaries when evaluating their performance against their peers. Further, these measures are used to compensate various other employees at the Company and its operating subsidiaries.

The following table describes the threshold and actual Incentive Bonuses that were payable under the Cash Incentive Plan to each of the NEOs for Fiscal 2011. Based on the actual Fiscal 2011 performance of the Company and its subsidiaries, NEOs were eligible for and received Incentive Bonuses for Fiscal 2011 in the aggregate amount of $1,968,924. The actual Incentive Bonuses payable to the NEOs for performance in Fiscal 2011 are reflected in the following table and in the Summary Compensation Table for 2011, and additional information regarding the Cash Incentive Plan awards for Fiscal 2011 may be found below in the Grants of Plan-Based Awards Table for 2011. The difference in the potential Incentive Bonuses paid among the NEOs is reflective of the variance in the duties and responsibilities of the positions held by each NEO. This difference in potential Incentive Bonuses is influenced by the Compensation Committee's assessment of the degree to which the NEO may directly influence either the Company's business or the operating subsidiaries' business, as applicable.

2011 Cash Incentive Plan Awards

Name	Threshold Performance Metric	Threshold Incentive Bonus (% of Base Salary)	Threshold Incentive Bonus (in dollars)	Actual Fiscal 2011 Performance	Actual Incentive Bonus (% of Base Salary)	Actual Incentive Bonus (in dollars)
Dickson	4% NOPAT Return on Beginning Invested Capital for the Company	NA (1)	—	9.29% NOPAT Return on Beginning Invested Capital for the Company	126.96	865,867
Woodlief	4% NOPAT Return on Beginning Invested Capital for the Company	NA (2)	—	9.29% NOPAT Return on Beginning Invested Capital for the Company	105.80	499,905
Morganthall	2% Operating Profit Margin for Harris Teeter	15%(3)	72,300	4.45% Operating Profit Margin for Harris Teeter	76.25	367,525
Jackson	0% NOPAT Return on Beginning Invested Capital for A&E	NA (4)	—	8.21% NOPAT Return on Beginning Invested Capital for A&E	71.84	235,627

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(1)An Incentive Bonus of 24% of his base salary would be earned by Mr. Dickson for each 1% NOPAT return on beginning invested capital for the Company above 4%. Increments of less than 1% would be calculated on a pro rata basis.

(2)An Incentive Bonus of 20% of his base salary would be earned by Mr. Woodlief for each 1% NOPAT return on beginning invested capital for the Company above 4%. Increments of less than 1% would be calculated on a pro rata basis.

(3)An Incentive Bonus of 15% of his base salary would be earned by Mr. Morganthall upon the achievement of a 2.0% operating profit margin for Harris Teeter, and an additional Incentive Bonus of 2.5% of his base salary would be earned for each 0.1% operating profit margin over 2.0% for Harris Teeter. Increments of less than 0.1% would be calculated on a pro rata basis.

(4)An Incentive Bonus of 8.75% of his base salary would be earned by Mr. Jackson for each 1% NOPAT return on beginning invested capital for A&E above 0%. Increments of less than 1% would be calculated on a pro rata basis.

Long-Term Equity Incentive Compensation. The Company's executive compensation program is intended to provide executives — who have significant responsibility for the management, growth and future success of the Company — with an opportunity to increase their ownership in the Company and thereby gain from any long-term appreciation in the Company's stock. The Company typically provides long-term equity incentive compensation to its executives through the grant of restricted stock and performance shares pursuant to its shareholder approved equity incentive plans.

Generally, the Company plans its equity incentive award grant dates well in advance of any actual grant. The timing of the Company's regular annual awards coincides with a scheduled meeting of the Board of Directors, which historically has been the first meeting of the Board of Directors in the new fiscal year. The grant date is established when the Board of Directors, acting upon the recommendation of the Compensation Committee, approves the grants and all key terms. Newly hired employees may receive equity incentive awards prior to the annual grant date upon the approval of the Compensation Committee. The Company does not coordinate the timing of equity incentive awards with the release of material non-public information.

In Fiscal 2011, the Company granted restricted stock and performance shares to a broad range of management employees of the Company and its operating subsidiaries, including the NEOs. All of the Fiscal 2011 grants were made in November 2010 and generally each employee received a grant of equal amounts of restricted stock and performance shares. The restricted stock vests 20% per year on each of the first five anniversaries of the date of the award. The performance shares entitled each recipient to receive shares of restricted stock, only upon the achievement of certain performance objectives as described herein for Fiscal 2011. Restricted stock issued in satisfaction of performance shares vests 25% per year on each of the first four anniversaries of the issuance of the restricted stock. For the NEO employed by Harris Teeter, the issuances of restricted stock from performance shares were 100% subject to Harris Teeter meeting its operating profit projections for Fiscal 2011. For executives employed by A&E, the issuances of restricted stock from performance shares were 100% subject to A&E meeting its operating profit projections for Fiscal 2011. Issuances of restricted stock from performance shares to executives employed by the Company were dependent as to 95% of their performance shares on Harris Teeter meeting its operating profit projections and as to 5% of their performance shares on A&E meeting its operating profit projections, reflecting the relative size of the operating subsidiaries. For Fiscal 2011 the operating profit projection for Harris Teeter was $172.5 million, and for A&E it was $18.5 million.

The belief of the Compensation Committee is that the equity awards incentivize employees by tying their compensation to the value of the Company's Common Stock. The performance share grants are designed to incent the broad range of management employees, including the NEOs, to achieve the annual operating profit projections which are provided to the Company's Board of Directors. During Fiscal 2011, with respect to performance share awards, the Harris Teeter executives, the A&E executives and the Company's executives earned the full amount of awards. The performance share awards for Fiscal 2011 are designed to be achievable by all of the participants in such award plans. Reference is made to the Grants of Plan-Based Awards for 2011 table for more information regarding the equity award grants.

The criteria considered by the Compensation Committee in granting restricted stock and performance shares to NEOs included level of responsibility or position with the Company or its subsidiaries, performance and length of employment. The Compensation Committee also considers the number of options, shares of restricted stock and performance shares previously granted to employees when approving new grants. The Company's equity based incentive compensation awards are intended to provide executive officers a vested interest in the long-term financial performance of the Company and closely align the interests of the shareholders and executives, with the goal of increasing shareholder value in the Company. The vesting schedule utilized for both the restricted stock and performance shares is a retention feature designed to encourage long-term employment by executives.

2011 Restricted Stock Awards

Name	Shares of Restricted Stock Awarded in FY 2011 (a)
Thomas W. Dickson	17,500
John B. Woodlief	7,500
Frederick J. Morganthall, II	8,750
Fred A. Jackson	4,500

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(a)These awards of restricted stock will vest 20% per year on each of the first five anniversaries of the date of the award.

2011 Performance Share Awards

Name	Maximum Shares of Restricted Stock Awardable in FY 2012, Contingent on FY 2011 Performance	Shares of Restricted Stock Awarded in FY 2012, Based on Actual FY 2011 Performance (d)
Thomas W. Dickson (a)	17,500	17,500
John B. Woodlief (a)	7,500	7,500
Frederick J. Morganthall, II (b)	8,750	8,750
Fred A. Jackson (c)	4,500	4,500

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(a)95% of award was contingent upon Harris Teeter meeting its operating profit projection for Fiscal 2011 and 5% of award was contingent upon A&E meeting its operating profit projection for Fiscal 2011.

(b)Award was contingent upon Harris Teeter meeting its operating profit projection for Fiscal 2011.

(c)Award was contingent upon A&E meeting its operating profit projection for Fiscal 2011.

(d)Once issued, these shares of restricted stock vest 25% per year on each of the first four anniversaries of the date of the issuance.

Pension Plan and Supplemental Executive Retirement Plan. NEOs participate in the Ruddick Corporation Employees' Pension Plan (the "Pension Plan"), a tax-qualified defined benefit retirement plan for eligible employees, on the same basis as other similarly situated employees. NEOs also participate in the Ruddick Supplemental Executive Retirement Plan (the "SERP"), which is an unfunded excess benefit plan maintained to supplement the benefits payable to participants (generally senior officers of the Company and its subsidiaries) under the Pension Plan. SERP participants, depending on length of service and vesting requirements, can become entitled to retirement payments inclusive of assumed pension, profit sharing and social security retirement benefits up to 60% of a participant's final average earnings. See "Compensation Discussion and Analysis—Pension Plan and SERP" for a more detailed discussion of the Pension Plan and the SERP. The Company historically viewed the Pension Plan as a basic component in retaining employees; however, the Company chose to partially freeze the plan as other programs were deemed a more effective and widely utilized method to compensate and retain employees. Effective September 30, 2005, the Company's Board of Directors approved changes to the Pension Plan which prohibited participation by new employees, froze benefit accruals for certain participants, and provided transition benefits to those participants that achieved specified age and service levels on December 31, 2005. These transition benefits were provided to the majority of the Pension Plan participants as determined on the date of the freeze. Each of the Company's NEOs is entitled to these transition benefits and, as a result, the expected benefits to each under the SERP and Pension Plan were not substantially affected by the plan changes.

Deferred Compensation Plan. The Company has a deferred compensation plan, the FDP, which allows eligible participants to forego the receipt of earned compensation for specified periods of time. Each of the NEOs is eligible to participate in the FDP. Pursuant to the FDP, compensation earned by participants (which is also reported in the Summary Compensation Table for 2011) is deferred at the election of the plan participant. These deferred amounts and a Company match based upon the same formula applicable to deferrals made pursuant to the RRSP are credited to the individual's account. The value of an individual's account will increase or decrease based on the performance of the selected market investment alternatives elected by the participant of the FDP. Additional details of the FDP are included under the heading "Compensation Discussion and Analysis—Flexible Deferral Plan."

Perquisites and Other Benefits. The Company provides certain perquisites and other benefits to executive management where they generally either (i) meet the business needs of the organization, or (ii) provide a level of benefits commensurate with the group insurance plans offered to all employees to recognize limitations on wages. The Company believes that these types of benefits are highly effective in recruiting and retaining qualified executive officers because they provide the executive officer with longer term security and protection for the future. The Company believes that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive's compensation package and furthers the Company's goal of attracting, retaining and rewarding highly qualified executives. Furthermore, the Company believes that while the NEO could purchase such coverage individually, the superior purchasing power of the Company allows the Company to purchase the benefits in a more cost effective manner. The Company generally believes that perquisites have greater value to the executives than the cost to the Company to provide them, thus providing a return on the cost of providing such benefits. The Compensation Committee considers these other forms of compensation, as well as perquisites made available to executive officers, when setting annual base salary, incentive compensation and long-term incentive compensation. Additionally, the Company provides tax gross-up reimbursements to the NEOs for the value of certain of these benefits, in order to provide the NEOs with the full value of such benefits.

Perquisites. The cost of certain golf and social club memberships was historically covered for the NEOs, provided that the club membership provided for a business-use opportunity such as use of the facilities for functions and meetings, and client networking and entertainment. The country club membership reimbursements were historically grossed up for tax purposes. However, during Fiscal 2011 the Compensation Committee determined to discontinue reimbursement of such golf and social club membership dues after a review of the total compensation packages provided to the NEOs. Other perquisites are provided from time to time.

RRSP. The Company also maintains the RRSP in which executives and other employees are entitled to participate upon satisfaction of the eligibility requirements. The RRSP provides participants a specified Company match on a portion of their pay contributed to the RRSP in accordance with plan rules. The Company provides a match equal to 50% of the pay contributed to the RRSP up to 4% of pay for participants employed by the Company or Harris Teeter, subject to certain limitations. Effective January 1, 2011, the Company match for A&E participants became 25% of the pay contributed to the RRSP up to 4% of pay. The RRSP also provides eligible participants a Company-paid automatic retirement contribution. Based upon the employing company and age and service points, eligible participants will receive an annual automatic retirement contribution equal to between 1% and 5% of covered pay, subject to certain limitations.

Disability Benefits and Excess Liability Insurance. The Company generally provides income protection in the event of disability under group insurance plans for its employees. These group plans have limitations on income replacement and, as a result, highly compensated employees are not provided proportional income protection. Accordingly, alternative disability coverage is provided by the Company to certain members of executive management, including all NEOs, pursuant to the Executive Long Term Disability Plan. The amount of the premiums paid with respect to the Executive Long Term Disability Plan were grossed up for tax purposes. Beginning in Fiscal 2011, the Company began providing personal group excess liability insurance coverage to certain members of executive management, including all NEOs.

Life Insurance. The Company maintains a group universal insurance plan through the Key Employee Life Insurance Plan (the "KELIP") which provides for life insurance coverage equal to two and one-half times an executive's base salary. As part of the KELIP, the Company also makes a contribution into a cash value investment account on behalf of KELIP participants in the amount of 0%, 1.2% or 2.4% of base salary. All NEOs are in the 2.4% category. In addition, the Ruddick Corporation Executive Bonus Insurance Plan (the "EBIP") provides the Company's executives with a whole life insurance policy as to which the Company makes the premium payments while the participant is employed by the Company. The amount of the premiums paid with respect to the Executive Bonus Insurance Plan were grossed up for tax purposes. The EBIP generally requires the Company to continue premium payments on behalf of participants until age 65 if their employment is terminated within two years following a change in control. This provision is coordinated with the Change-in-Control and Severance Agreements discussed below such that, in the case of a change in control, the Company will continue EBIP premium payments for a NEO until the later of the end of the continuation period provided under the EBIP or the Change-in-Control and Severance Agreements. In Fiscal 2011, the Compensation Committee determined to increase Mr. Dickson's death benefits under EBIP by $500,000 to a total of $2.5 million, in order to more closely align his benefit as a multiple of base salary similar to other EBIP participants.

Change-in-Control and Severance Agreements. The Company entered into Change-in-Control and Severance Agreements with the NEOs during the Company's fiscal year ended September 30, 2007 ("Fiscal 2007"). Please see the discussion of the Change-in-Control and Severance Agreements contained below in "Potential Payments Upon Termination of Employment or Change in Control."

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally limits the tax deductibility by the Company for compensation paid to the Chief Executive Officer and the other most highly compensated executive officers to $1 million per officer per year, unless it qualifies as "performance-based" compensation. To qualify as "performance-based," compensation payments must satisfy certain conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. It is the Company's current policy that, to the extent possible, compensation paid to its executive officers be deductible under Section 162(m) of the Code. In furtherance of this policy, the Board of Directors has adopted, and the shareholders have approved, the Cash Incentive Plan, the Addendum, and the 2011 Plan. The Cash Incentive Plan, the Addendum and the 2011 Plan have each been structured in a manner such that cash incentive payments and performance-based equity awards under each plan can satisfy the requirements for "performance-based" compensation within the meaning of Section 162(m) of the Code.

Summary Compensation Table for 2011
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas W. Dickson Chairman of the Board, President and Chief Executive Officer of the Company	2011	682,000	—		1,345,400	—	865,867	306,000	171,958	3,371,225
	2010	620,000	—		667,062	—	662,160	1,804,000	139,686	3,892,908
	2009	620,000	—		663,376	—	502,944	2,565,000	140,288	4,491,608
John B. Woodlief Vice President—Finance and Chief Financial Officer of the Company	2011	472,500	—		576,600	—	499,905	272,000	142,592	1,963,597
	2010	435,000	—		333,532	—	387,150	728,000	139,766	2,023,448
	2009	435,000	—		331,688	—	294,060	929,000	134,434	2,124,182
Frederick J. Morganthall, II President of Harris Teeter, Inc.	2011	482,000	—		672,700	—	367,525	286,000	135,867	1,944,092
	2010	452,500	—		333,532	—	341,638	1,245,000	118,290	2,490,960
	2009	452,500	—		331,688	—	359,738	1,785,000	114,313	3,043,239
Fred A. Jackson President of American & Efird (5)	2011	328,000	—		345,960	—	235,627	363,000	112,025	1,384,612
	2010	295,000	29,500	(6)	240,142	—	162,361	262,000	103,125	1,092,128
	2009	295,000	—		238,816	—	—	616,000	106,275	1,256,091

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(1)Amounts reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718, related to restricted stock and performance shares granted in the fiscal year noted. The assumptions used in the calculation of these amounts are included in the note entitled "Stock Options and Stock Awards" in the Notes to Consolidated Financial Statements included within the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 2011, except that for the purposes of this table the estimates of forfeitures related to service-based vesting conditions have been disregarded. For more information on the actual forfeitures, if any, for each of the NEOs listed in the table during Fiscal 2011, please refer to "2011 Performance Share Awards". For more information on the outstanding shares of restricted stock held by the NEOs, please refer to "Outstanding Equity Awards at Fiscal Year-End for 2011".

(2)This column represents Incentive Bonuses paid to the NEOs. In accordance with the Securities and Exchange Commission requirements, Incentive Bonuses paid are "performance-based" and therefore are reported in the Non-Equity Incentive Plan Compensation column. As described in the "Compensation Discussion and Analysis" section, such cash incentive bonuses are paid to the NEOs when specific performance measures are achieved and the payment is approved by the Compensation Committee. These amounts were paid in November 2011 with respect to the Company's performance in Fiscal 2011.

(3)The amounts listed for Fiscal 2011 are attributable to the change in actuarial present value for the Pension Plan and the SERP from October 4, 2010 through October 2, 2011. For a discussion of the assumptions underlying this valuation, please refer to the note to the table entitled "Pension Benefits for 2011". The Company's non-qualified deferred compensation plan does not provide above-market or preferential earnings on deferred compensation, and therefore, in accordance with Securities and Exchange Commission rules, there were no changes of value attributable to nonqualified deferred compensation earnings. A change in the actuarial present value of the benefits under the Pension Plan and the SERP can occur due to changes in the discount rate. The present values of the accumulated Pension Plan and SERP benefits of Messrs. Dickson, Woodlief, Morganthall and Jackson were negatively impacted due to an increase in the discount rate from 5.05% for the Pension Plan and 4.65% in the SERP for Fiscal 2010 to 5.50% for the Pension Plan and 5.40% for the SERP for Fiscal 2011.

(4)All other compensation for each of the NEOs consists of the following:

	Thomas W. Dickson ($)	John B. Woodlief ($)	Frederick J. Morganthall, II ($)	Fred A. Jackson ($)
Executive Bonus Insurance Plan	28,303	52,858	41,052	48,519
Ruddick Retirement and Savings Plan	17,150	14,494	17,150	11,717
Ruddick Corporation Flexible Deferral Plan	21,253	4,850	11,225	—
Key Employee Life Insurance Plan	21,446	17,309	17,122	12,260
Tax Reimbursement	21,485	31,306	26,928	26,956
Executive Long Term Disability Plan	6,921	3,778	3,215	3,213
Dividends on unvested Restricted Stock Awards	37,294	17,997	19,175	9,360
Meals and Entertainment Expenses (a)	1,975	—	—	—
Aircraft Usage (a)	14,253	—	—	—
Personal Group Excess Liability Insurance (a)	1,878	—	—	—

_________________

(a)    Amounts represent the incremental value of perquisites reportable under the Securities and Exchange Commission rules.

(5)Subsequent to Fiscal 2011, in November 2011 the Company sold A&E, at which point Mr. Jackson was no longer an employee of the Company or its subsidiaries.

(6)Amount represents a discretionary bonus provided to Mr. Jackson in the amount of ten percent of his base salary for the Fiscal 2010 based on A&E's operating profit achievement.

Grants of Plan-Based Awards for 2011
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold($)	Target(#)	(#)(3)	($)(4)
Thomas W. Dickson
Incentive Bonus	11/18/10	—	NA	NA	NA
Performance Shares	11/18/10	NA	17,500	NA	672,700
Restricted Stock	11/18/10	NA	NA	17,500	672,700
John B. Woodlief
Incentive Bonus	11/18/10	—	NA	NA	NA
Performance Shares	11/18/10	NA	7,500	NA	288,300
Restricted Stock	11/18/10	NA	NA	7,500	288,300
Frederick J. Morganthall, II
Incentive Bonus	11/18/10	72,300	NA	NA	NA
Performance Shares	11/18/10	NA	8,750	NA	336,350
Restricted Stock	11/18/10	NA	NA	8,750	336,350
Fred A. Jackson
Incentive Bonus	11/18/10	—	NA	NA	NA
Performance Shares	11/18/10	NA	4,500	NA	172,980
Restricted Stock	11/18/10	NA	NA	4,500	172,980

_________________

(1)Amounts shown are estimated threshold payouts for Fiscal 2011 to the NEOs under the Cash Incentive Plan. Under the applicable performance criteria for the Company and each operating subsidiary, if the Company or operating subsidiary, as applicable, achieves the predetermined minimum goals, executives are paid a predetermined percentage of base compensation as Incentive Bonus. The percentage of base compensation payable as Incentive Bonus increases as the return or profit margin increases. The plans are discussed in greater detail in the "2011 Cash Incentive Plan Awards" table and the footnotes thereunder.

(2)Amounts shown are estimated target number of performance shares awards that were granted in Fiscal 2011, assuming Harris Teeter and A&E each meet or exceed their respective operating profit projections, which are discussed in greater detail in the "Compensation Discussion and Analysis" section. For executives employed by Harris Teeter and A&E, issuances of performance shares were 100% subject to the applicable company meeting its respective operating profit projections for Fiscal 2011, while issuances to holding Company executives were dependent as to 95% on Harris Teeter meeting its operating profit projections and as to 5% on A&E meeting its operating profit projections. If performance is achieved, these performance shares will be settled by issuance of restricted stock. Once issued, 25% of these shares of restricted stock vest on each of the first four anniversaries of the date of the issuance.

(3)Represents number of shares of restricted stock granted in Fiscal 2011. The restricted stock will vest 20% per year on each of the first five anniversaries of the date of the award.

(4)Represents the grant date fair value of performance shares awards or restricted stock awards, as the case may be, of such award computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in the note entitled "Stock Options and Stock Awards" in the Notes to Consolidated Financial Statements included within the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 2011, except that for the purposes of this table the estimates of forfeitures related to service-based vesting conditions have been disregarded. The grant date fair value for performance shares awards is based on the FASB ASC Topic 718 value of $38.44.

Outstanding Equity Awards at Fiscal Year-End for 2011
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas W. Dickson	—	—	—	—	71,719	2,796,324	17,500	682,325
John B. Woodlief	—	—	—	—	34,609	1,349,405	7,500	292,425
Frederick J. Morganthall, II	—	—	—	—	36,875	1,437,756	8,750	341,163
Fred A. Jackson	6,298	0	14.385	11/20/2012	18,000	701,820	4,500	175,455
	9,000	0	16.88	11/19/2013

_________________

(1)A vesting schedule for each unvested restricted stock award, including performance shares awards that have been settled by payment of restricted stock due to the achievement of performance goals, is included herein:

	Vesting Date	# of Shares Vesting

Thomas W. Dickson	11/15/2011	5,313
	11/16/2011	5,156
	11/18/2011	3,500
	11/19/2011	5,624
	11/20/2011	5,313
	11/15/2012	5,312
	11/18/2012	3,500
	11/19/2012	5,625
	11/20/2012	5,312
	11/18/2013	3,500
	11/19/2013	5,625
	11/20/2013	5,313
	11/18/2014	3,500
	11/19/2014	5,626
	11/18/2015	3,500
		71,719

	Vesting Date	# of Shares Vesting

John B. Woodlief	11/15/2011	2,656
	11/16/2011	2,578
	11/18/2011	1,500
	11/19/2011	2,812
	11/20/2011	2,656
	11/15/2012	2,656
	11/18/2012	1,500
	11/19/2012	2,813
	11/20/2012	2,656
	11/18/2013	1,500
	11/19/2013	2,812
	11/20/2013	2,657
	11/18/2014	1,500
	11/19/2014	2,813
	11/18/2015	1,500
		34,609

Frederick J. Morganthall, II	11/15/2011	2,813
	11/16/2011	2,812
	11/18/2011	1,750
	11/19/2011	2,812
	11/20/2011	2,813
	11/15/2012	2,812
	11/18/2012	1,750
	11/19/2012	2,813
	11/20/2012	2,812
	11/18/2013	1,750
	11/19/2013	2,812
	11/20/2013	2,813
	11/18/2014	1,750
	11/19/2014	2,813
	11/18/2015	1,750
		36,875

Fred A. Jackson	11/15/2011	900
	11/16/2011	900
	11/18/2011	900
	11/19/2011	2,025
	11/20/2011	900
	11/15/2012	900
	11/18/2012	900
	11/19/2012	2,025
	11/20/2012	900
	11/18/2013	900
	11/19/2013	2,025
	11/20/2013	900
	11/18/2014	900
	11/19/2014	2,025
	11/18/2015	900
		18,000

(2)Calculated by multiplying the unvested shares of restricted stock by the closing market price of the Company's Common Stock on September 30, 2011, the last trading day in Fiscal 2011 ($38.99) (the "Closing Market Price").

(3)Amounts shown are target number of shares of performance shares granted in 2011, assuming Harris Teeter and A&E meet or exceed their respective operating profit projections, which are discussed in greater detail in the "Compensation Discussion and Analysis" section. For executives employed by A&E, issuances of performance shares were 100% subject to A&E meeting its operating profit projections for Fiscal 2011, while issuances to holding Company executives were dependent as to 95% on Harris Teeter meeting its operating profit projections and as to 5% on A&E meeting its operating profit projections. For the NEO employed by Harris Teeter, issuance of Performance Shares was subject to Harris Teeter meeting its operating profit projections for Fiscal 2011. Once issued, these performance-based shares of restricted stock vest 25% per year on each of the first four anniversaries of the date of the issuance.

(4)Calculated by multiplying the target number of shares of performance shares by the Closing Market Price.

Option Exercises and Stock Vested for 2011
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas W. Dickson	—	—	21,168	800,026
John B. Woodlief	—	—	10,790	407,727
Frederick J. Morganthall, II	—	—	11,487	434,014
Fred A. Jackson	8,511	220,992	4,250	160,577

_________________

(1)The value realized on exercise represents: (a) the difference between the average of the high and low sale price ("Average Price") on the day of exercise and the exercise price multiplied by the number of shares acquired on exercise, in the case of stock swaps, and (b) the actual gain realized in the case of cashless sale or cashless hold exercises.

(2)The value realized represents the number of shares acquired on vesting multiplied by the Average Price on the day of vesting.

Pension Benefits for 2011(1)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Thomas W. Dickson	Pension Plan	31	1,101,000	0
	SERP	31	7,291,000	0

John B. Woodlief	Pension Plan	12	252,000	0
	SERP	12	3,042,000	0

Frederick J. Morganthall, II	Pension Plan	25	835,000	0
	SERP	25	5,672,000	0

Fred A. Jackson	Pension Plan	34	710,000	0
	SERP	34	1,983,000	0

_________________

(1)For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of the Pension Plan and SERP, please refer to the note entitled "Employee Benefit Plans" of the Consolidated Financial Statements included with the Company's Annual Report on Form 10-K for the year ended October 2, 2011.

(2)"Present Value of Accumulated Benefit" assumes the value of the benefit as of October 2, 2011 and assumes that the NEO will wait to receive any benefit thereunder until the NEO would have attained an age where such NEO would receive an unreduced benefit amount under such benefit plan.

Pension Plan. The Pension Plan is a tax-qualified defined benefit retirement plan for eligible employees. Effective October 1, 2005 the Pension Plan was amended to limit participation in the Pension Plan to eligible employees of the Company and its subsidiaries who were employed on September 30, 2005. All of the NEOs are participants in the Pension Plan. Contributions to the Pension Plan are determined annually by the Retirement Plan Committee, the named fiduciary, based upon an analysis and recommendation from actuarial consultants who estimate the Plan's total obligation to participants. For participants with age and service points as of December 31, 2005 equal to or greater than 45, their benefit accruals under the Plan after September 30, 2005 will be offset by the actuarial equivalent of the portion of their account balance under the RRSP that is attributable to automatic retirement contributions made by the Company after September 30, 2005, plus earnings and losses on such contributions. All NEOs had 45 points or more as of December 31, 2005. A participant's normal annual retirement benefit under the Pension Plan at age 65 is an amount equal to 0.8% (and through the Company's sale of A&E in November 2011, 0.6% for employees of A&E) of the participant's final average earnings multiplied by years of service at retirement, plus 0.6% of the participant's final average earnings in excess of Social Security covered compensation multiplied by the number of years of service up to a maximum of thirty-five years. A participant's final average earnings is the average annual cash compensation paid to the participant during the plan year, including salary, incentive compensation and any amount contributed to the RRSP, for the five consecutive years in the last ten years that produce the highest average. Subsequent to Fiscal 2011, as of the Company's sale of A&E in November 2011, A&E employees were no longer participants in the Pension Plan.

SERP. The Company also maintains the SERP. The SERP covers certain senior executive employees of the Company and participating subsidiaries, including the NEOs, as designated by its administrative committee. Under the SERP, participants who retire at normal retirement age (60) receive monthly retirement benefits equal to between 55% and 60% of the participant's final average earnings times the participant's accrual fraction and reduced by the participant's (1) assumed Pension Plan Retirement Benefit, (2) assumed Social Security Benefit and (3) assumed profit sharing plan retirement benefit, if any. The final average earnings are the average annual earnings during the highest 3 calendar years out of the last 10 calendar years preceding termination of employment for all executives, other than the executives of A&E, for whom the final average earnings are the average of the 3 highest calendar years earnings during their employment. The accrual fraction is a fraction, the numerator of which is the years of credited service, the denominator of which is 20, and which may not exceed 1.0. The benefits payable under the SERP are payable for the participant's lifetime with an automatic 75% survivor benefit payable to the participant's surviving eligible spouse for his or her lifetime. Participants are eligible to receive an early retirement benefit upon termination of employment, other than on account of death, after attaining age 55 and completing 10 years of credited service. The amount of early retirement benefit is the monthly retirement benefit reduced by 0.4167% for each month by which payment begins before normal retirement age. Subsequent to Fiscal 2011, as of the Company's sale of A&E in November 2011, accrued SERP benefits of participants who were A&E employees were frozen.

Non-Qualified Deferred Compensation for 2011
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (loss) in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas W. Dickson	33,000	21,253	(2,891)	—	259,658
John B. Woodlief	—	4,850	(6,252)	—	77,345
Frederick J. Morganthall, II	20,000	11,225	(1,493)	—	208,762
Fred A. Jackson	—	—	—	—	13,896

Flexible Deferral Plan. The FDP is an unfunded, excess benefit plan that provides certain highly compensated employees, including the NEOs, the opportunity to defer the receipt and taxation on a portion of their annual compensation. The purpose of the FDP is to allow deferral of a portion of the participants' annual base salary and Incentive Bonus and to supplement the benefits under the tax-qualified retirement plans to the extent that such benefits are curtailed by the application of certain limits imposed by the Code (e.g., Code Section 402(g) and Code Section 414 limitations). During Fiscal 2011, eligible employees were permitted to defer up to 50% of their base salary and up to 90% of their Incentive Bonus payment in the FDP. Cash compensation is eligible for deferral unless prohibited under Code Section 409A, subject to plan limits. Plan participants may choose deemed investments in the FDP that represent choices that span a variety of diversified asset classes. No contributions may be used to purchase the Common Stock. Participants make an election for each year's deferral election regarding the timing of plan distributions, subject to limitations under the plan and Code Section 409A. A participant may elect up to five (5) in-service accounts and one (1) retirement account for payment of deferral contributions, subject to plan limitations. Each in-service account will be paid in accordance with the respective election in lump-sum or installments and in the year elected, subject to restrictions imposed by Code Section 409A. The FDP also allows for an in-service withdrawal for an unforeseeable emergency based on facts and circumstances that meet Internal Revenue Service and plan guidelines. The Company uses a non-qualified trust to purchase and hold the assets to satisfy the Company's obligation under the FDP, and participants in the FDP are general creditors of the Company in the event the Company becomes insolvent.

Potential Payments Upon Termination of Employment or Change in Control

After reviewing market trends, including information prepared by a consultant, the Company entered into Change-in-Control and Severance Agreements with the NEOs during Fiscal 2007. The Company determined to enter into the Change-in-Control and Severance Agreements with the NEOs because the Company believed that these agreements would ensure that the NEOs were incentivized to achieve the greatest possible return for the Company's shareholders, including through a potential change in control transaction, irrespective of a loss of their own position in connection with such a transaction. During Fiscal 2007 the Compensation Committee was presented data that a majority of public companies surveyed by the compensation consultant entered into similar agreements with their executives. A second goal of the Compensation Committee in entering into the Change-in-Control and Severance Agreements was to aid in the retention of the Company's NEOs and to give them protections and benefits similar to executives at other companies. The Compensation Committee also considered the cost to the Company of replacing the NEOs in the event of a change in control. The Compensation Committee and the Company believed it was important for the Change-in-Control and Severance Agreements to contain provisions which would prohibit the NEOs from competing against the Company or soliciting the Company's employees or clients following their termination, other than following a change in control. These provisions protect the Company from any such actions by tying the benefits the NEO would receive upon such termination of employment, to the continued adherence to the agreement.

The Compensation Committee considered the information contained in the study and asked the consultant to provide a recommendation concerning the terms of such change in control and severance agreements provided by such companies. The consultant recommended that the Company enter into agreements with the NEOs on terms substantially similar to those contained in the executed agreements. Based on the consultant's recommendations and the data contained in the consultant's study the Compensation Committee determined that the terms of the Change-in-Control and Severance Agreements were appropriate for the NEOs. The Compensation Committee presented those terms to the NEOs, and the NEOs accepted the terms as presented.

The Change-in-Control and Severance Agreements are effective until the termination of the NEO's employment with the Company, or until terminated by written agreement between the Company and the NEO.

Mr. Jackson's employment with the Company ended upon the sale of A&E in November 2011, subsequent to the end of Fiscal 2011. The sale of A&E did not constitute a triggering event under the Change-in-Control and Severance Agreement with Mr. Jackson. In connection with the sale, however, the Company and Mr. Jackson entered into a written agreement terminating the Change-in-Control and Severance Agreement applicable to Mr. Jackson as of the closing date of the sale, November 7, 2011, pursuant to which written agreement Mr. Jackson waived any right to receive benefits under such agreement. However, in accordance with Securities and Exchange Commission requirements, the remainder of the discussions below in "Potential Payments Upon Termination of Employment or Change in Control" include hypothetical payments with respect to Mr. Jackson.

Under the terms of the Change-in-Control and Severance Agreements, a NEO is entitled to severance benefits only if the NEO's employment is terminated by the Company prior to a "change in control" (as defined below) transaction or after twenty-four (24) months following a "change in control" transaction. The following is a summary of the severance benefits the NEOs are expected to receive under the Change-in-Control and Severance Agreements:

•For Messrs. Dickson and Woodlief, a single lump sum payment in an amount equal to (i) if terminated other than for "cause" (as defined below), death or disability, two (2) times the sum of his annual base salary plus the greater of (a) his "severance accrued bonus" (as defined below) or (b) the average of his total bonus payments for the prior three full fiscal years ending on or before his termination, and (ii) if terminated other than for "cause", a pro-rated portion of his "severance accrued bonus".

•For Messrs. Morganthall and Jackson, a single lump sum payment in an amount equal to (i) if terminated other than for "cause", death or disability, one and one-half (1.5) times the sum of his annual base salary plus the greater of (a) his "severance accrued bonus" or (b) the average of his total bonus payments for the prior three full fiscal years ending on or before his termination, and (ii) if terminated other than for "cause", a pro-rated portion of his "severance accrued bonus".

The following is a summary of the change in control benefits the NEOs are expected to receive under the Change-in-Control and Severance Agreements if the NEO's employment terminates at any time within twenty-four (24) months following a "change in control" transaction:

•For Messrs. Dickson and Woodlief, (i) if terminated by the Company other than for "cause", death, or disability, or by the NEO for "good reason" (as defined below), a single lump sum payment in an amount equal to 2.99 times the sum of his annual base salary plus the greater of (a) his "CIC accrued bonus" (as defined below) or (b) his "CIC average prior bonus payments" (as defined below), and (ii) if terminated by the Company other than for "cause", or by the NEO for "good reason" the pro-rated portion of his "CIC prorated bonus" (as defined below). This pro-rated portion of his "CIC prorated bonus" payment shall be in addition to any pro-rated bonus such NEO may be entitled, during the period following a "change in control" transaction through the termination of his employment.

•For Messrs. Morganthall and Jackson, (i) if terminated by the Company other than for "cause", death, or disability, or by the NEO for "good reason", a single lump sum payment in an amount equal to 2.5 times the sum of his annual base salary plus the greater of (a) his "CIC accrued bonus", or (b) his "CIC average prior bonus payments" and (ii) if terminated by the Company other than for "cause", or by the NEO for "good reason", a pro-rated portion of his "CIC prorated bonus". This pro-rated portion of his "CIC prorated bonus" payment shall be in addition to any pro-rated bonus such NEO may be entitled, during the period following a "change in control" transaction through the termination of his employment.

In the event a NEO's employment is terminated by the Company either before or after a "change in control" other than for "cause", or by the NEO for "good reason", such NEO is also entitled to a payment of a bonus under an equity incentive plan based upon the Company's actual performance up to the date of termination of such NEO's employment. This bonus shall be the shares, or the cash equivalent, of the performance shares that were awarded to the NEO, subject to the achievement of certain performance criteria, prior to the termination of the NEO's employment. The shares received shall be fully vested.

In addition, in the event a NEO's employment is terminated by the Company either before or after a "change in control" other than for "cause", death or disability, or by the NEO for "good reason", each such NEO is entitled to continue certain employee benefits, including medical/dental, disability and life insurance coverage, for a period of time following a termination within 24 months of "change in control". The period of continued benefits shall be 36 months for Messrs. Dickson and Woodlief and 30 months for Messrs. Morganthall and Jackson. Alternatively, each such NEO is entitled to continue certain employee benefits, including medical/dental, disability and life insurance coverage, for a different period of time following a termination before a "change in control" or more than 24 months after a "change in control". The period of continued benefits shall be 24 months for Messrs. Dickson and Woodlief and 18 months for Messrs. Morganthall and Jackson. A NEO may elect to waive these benefits and in lieu thereof receive a single lump sum payment, equal to the Company's costs in providing such benefits, including any related tax gross-up, if applicable.

If it is determined that any payment or distribution will be subject to the excise tax imposed under Internal Revenue Code Section 280G, then the NEO may be entitled to receive an additional payment or "gross up" to ensure that their severance payments are kept whole as follows:

•For Messrs. Dickson and Woodlief, there is an unconditional gross-up to cover 280G excise tax, but not ordinary tax obligations;

•For Messrs. Morganthall and Jackson, there is a conditional gross-up to cover 280G excise tax, but not ordinary tax obligations. The "change in control" benefit payments for Messrs. Morganthall and Jackson are capped at the 280G threshold if the safe harbor is exceeded by 10% or less (the "280G Cap").

When used in the Change-in-Control and Severance Agreements, "severance accrued bonus" means an amount based upon the current bonus schedule provided in the Cash Incentive Plan, calculated (i) utilizing the Company's annualized NOPAT return on the Company's invested capital in the case of each of Messrs. Dickson and Woodlief; (ii) utilizing A&E's annualized NOPAT return on invested capital of A&E in the case of Mr. Jackson; or (iii) utilizing operating profit margin of Harris Teeter in the case of Mr. Morganthall, for the cumulative fiscal period-to-date as of the end of the most recent fiscal quarter ending on or before such NEO's termination.

When used in the Change-in-Control and Severance Agreements, "CIC accrued bonus" means a bonus payment based upon the current bonus schedule provided in the Cash Incentive Plan, calculated utilizing (a) the Company's annualized NOPAT return on the Company's invested capital in the case of each of Messrs. Dickson and Woodlief; (b) A&E's annualized NOPAT return on invested capital of A&E in the case of Mr. Jackson; or (c) operating profit margin of Harris Teeter for Mr. Morganthall, for the fiscal period-to-date as of the most recent fiscal quarter ending on or before either: (1) the date of such NEO's termination or (2) the date of the "change in control" transaction; provided that the date which shall be used shall be the date that produces the greater payment to the NEO.

When used in the Change-in-Control and Severance Agreements, "CIC average prior bonus payments" means the greater of the average of a NEO's total bonus payments for the prior three full fiscal years ending (1) on or before such NEO's termination or (2) on or before the "change in control" transaction.

When used in the Change-in-Control and Severance Agreements, "CIC prorated bonus" means a bonus payment calculated utilizing (a) the Company's annualized NOPAT return on the Company's invested capital in the case of each of Messrs. Dickson and Woodlief; (b) A&E's annualized NOPAT return on invested capital of A&E in the case of Mr. Jackson; or (c) operating profit margin of Harris Teeter for Mr. Morganthall, calculated for the portion of the fiscal year period to date as of the most recent fiscal quarter ending on or before the "change in control" transaction.

When used in the Change-in-Control and Severance Agreements, "cause" means the termination of the NEO due to (a) fraud; (b) embezzlement; (c) conviction or other final adjudication of guilt of the NEO of any felony; (d) a material breach of, or the willful failure to perform and discharge such NEO's duties, responsibilities and obligations under their Change-in-Control and Severance Agreement; (e) any act of moral turpitude or willful misconduct intended to result in personal enrichment of the NEO at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates; (f) intentional material damage to the property or business of the Company; or (g) gross negligence. The determination of "cause" under (d), (e), (f) and (g) shall be made by the Board of Directors in its reasonable judgment.

When used in the Change-in-Control and Severance Agreements, "good reason" shall mean the termination by the NEO of the NEO's employment with the Company within the two (2) year period following a "change in control" which is due to (i) a material diminution of responsibilities, or working conditions, or duties, or in the case of Messrs. Dickson and Woodlief, ceasing to be the Chief Executive Officer or Chief Financial Officer, respectively, of a publicly traded company; (ii) a material diminution in base salary or potential incentive compensation; (iii) a material negative change in the terms or status of the Change-in-Control and Severance Agreement; or (iv) a forced relocation of the NEO outside of a 30 mile radius of the intersection of the Trade and Tryon Streets in Charlotte, North Carolina.

When used in the Change-in-Control and Severance Agreements, a "change in control" means a "change in ownership", a "change in effective control", or a "change in the ownership of substantial assets" of a corporation as generally described in Treasury Regulation Section 1.409A-3(i)(5) and as specifically described in the Change-in-Control and Severance Agreements.

Pursuant to the Change-in-Control and Severance Agreements, except in the event the NEO's employment terminates following a "change in control", each NEO has agreed that during the term of the Change-in-Control and Severance Agreements and for a period of 24 months thereafter, the NEO shall not directly or indirectly enter into an employment relationship or a consulting arrangement (or other economically beneficial arrangement) with any competitor of the Company, as defined in each NEO's respective Change-in-Control and Severance Agreement. In addition, each NEO has agreed not to solicit, induce or attempt to induce any employee of the Company to leave the employ of the Company or to solicit or induce or attempt to induce or interfere with the relationship between any customer, supplier, or other person or entity in a business relation with the Company during the same period.

Furthermore, under the terms of the Ruddick Corporation 2002 Comprehensive Stock Option and Award Plan (the "2002 Plan"), in the event of a change in control of the Company, as defined in the 2002 Plan, if all options or restricted stock are not converted, assumed, or replaced by a successor, then such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse and all restricted stock shall become deliverable, unless otherwise provided in any award agreement or any other written agreement entered into with a NEO. The options shall remain exercisable for the remaining term of such option. Under the terms of the 2011 Plan, the committee established to administer such plan may grant certain awards that provide that restrictions will lapse upon, among other things, the occurrence of a change in control, as defined in the 2011 Plan. As of the end of Fiscal 2011, no awards had been granted under the 2011 Plan.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits under the Company's compensation programs and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the NEOs would receive all of their vested benefits and awards in the event that their employment with the Company ends for any reason, including termination by the Company.

The table herein summarizes the accrued and vested benefits that each of the NEOs would be entitled to, assuming termination by the NEO from the Company on October 2, 2011, not related to a "change in control" transaction and not due to death or disability.

	Thomas W. Dickson	John B. Woodlief	Frederick J. Morganthall, II	Fred A. Jackson
Vested SERP ($)(1)	7,674,000	3,042,000	5,672,000	1,983,000
Vested Pension Benefit ($)(1)	1,101,000	282,000	835,000	769,000
Vested Deferred Compensation Balance ($)	259,658	77,345	208,762	13,896
Vested Stock Options (2) ($)	—	—	—	353,952

_________________

(1)The amount for the SERP and Pension Benefit represents the actuarial present value of the benefit payable immediately.

(2)Incentive Stock Options and Non-qualified Stock Options (together "Stock Options") granted prior to 2003 terminate immediately upon termination of employment, and thus would have to be exercised upon termination of employment. Stock Options granted in or after 2003 are exercisable for three (3) months after termination of employment, other than for cause. For the purpose of this table, it is assumed that all vested Stock Options are exercised on the last business day on or before October 2, 2011, and the value of such vested Stock Options is calculated by multiplying the number of options by the difference between the exercise price and the Closing Market Price.

Death. The table herein summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their death occurred on October 2, 2011.

	Thomas W. Dickson	John B. Woodlief	Frederick J. Morganthall, II	Fred A. Jackson
Incentive Bonus Payments ($)	865,867	499,905	367,525	235,627
Accelerated Equity Awards (1) ($)	3,523,258	1,662,884	1,801,732	888,525
Accelerated (Reduced) SERP ($)	(2,035,000)	(817,000)	(1,706,000)	(617,000)
Accelerated (Reduced) Pension Benefit ($)	(598,000)	(170,000)	(475,000)	(443,000)

_________________

(1)The value of the accelerated equity awards is composed of restricted stock awards and performance share awards. The value of the restricted stock awards and performance share awards is calculated by multiplying the number of accelerated shares by the Average Price on the last business day prior to the assumed termination of service date in accordance with plan administration rules.

Disability. The table herein summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their disability occurred on October 2, 2011.

	Thomas W. Dickson	John B. Woodlief	Frederick J. Morganthall, II	Fred A. Jackson
Incentive Bonus Payments ($)	865,867	499,905	367,525	235,627
Accelerated Equity Awards (1) ($)	3,523,258	1,662,884	1,801,732	888,525
Accelerated SERP ($)(2)	1,869,000	—	—	—
Accelerated (Reduced) Pension Benefit ($)	(589,000)	(30,000)	(292,000)	(59,000)

_________________

(1)The value of the accelerated equity awards is composed of restricted stock awards and performance share awards. The value of the restricted stock awards and performance share awards is calculated by multiplying the number of accelerated shares by the average of the high and low trading price on the last business day prior to the assumed termination of service date in accordance with plan administration rules.

(2)Mr. Dickson is the only NEO not currently eligible for the full Plan benefit.

Termination Without Cause. The table herein summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their termination by the Company on October 2, 2011, prior to a "change in control" or more than twenty-four (24) months following a "change in control" other than for "cause", death, or disability.

	Thomas W. Dickson	John B. Woodlief	Frederick J. Morganthall, II	Fred A. Jackson
Severance Benefit (1) ($)	3,095,734	1,944,810	1,274,288	845,441
Incentive Bonus Payments (2) ($)	865,867	499,905	367,525	235,627
Accelerated Equity Awards (3) ($)	3,523,258	1,662,884	1,801,732	888,525
Health and Welfare Benefits (4) ($)	172,870	229,492	140,043	148,188

_________________

(1)The value of the severance benefit is calculated in accordance with and payable under the terms of each NEO's Change-in-Control and Severance Agreement.

(2)The value of the Incentive Bonus payment is calculated in accordance with and payable under the terms each NEO's Change-in-Control and Severance Agreement.

(3)The value of the accelerated equity awards is composed of restricted stock awards and performance share awards. The value of the restricted stock and performance share awards is calculated by multiplying the number of accelerated shares by the average of the high and low trading price on the last business day prior to the assumed termination of service date in accordance with plan administration rules.

(4)This represents the aggregate estimated net cost to the Company of health and welfare benefits provided to each NEO under the terms of such NEO's Change-in-Control and Severance Agreement.

Termination Following a Change in Control or Resignation For Good Reason. The table herein summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their termination occurred on October 2, 2011 concurrent with a "change in control" transaction.

	Thomas W. Dickson	John B. Woodlief	Frederick J. Morganthall, II	Fred A. Jackson
Change In Control Benefit (1) ($)	4,628,122	2,907,491	2,123,813	1,409,068
Incentive Bonus Payments (2) ($)	865,867	499,905	367,525	235,627
Accelerated and Additional Portion of SERP Benefits (3) ($)	2,572,000	1,470,000	143,000	67,000
Accelerated Equity Awards (4) ($)	3,523,258	1,662,884	1,801,732	888,525
Health and Welfare Benefits (5) ($)	525,404	395,795	387,287	297,631
Excise Tax (280G) Gross-up ($)	3,763,058	2,105,117	—	832,093

_________________

(1)The value of the Change in Control Benefit is calculated in accordance with and payable under the terms of their Change-in-Control and Severance Agreement.

(2)The value of the Incentive Bonus payment is calculated in accordance with and payable under the terms of their Change-in-Control and Severance Agreement.

(3)The value of the accelerated and additional portion of SERP Benefits reflects accelerated commencement of benefit payments without accrued benefit reduction and additional service accrual for all NEOs, and it is valued using the discount rate and method prescribed for the 280G calculations.

(4)The value of the accelerated equity awards is composed of restricted stock awards and performance share awards. The value of the restricted stock and performance share awards is calculated by multiplying the number of accelerated shares by the average of the high and low trading price on the last business day prior to the assumed termination of service date in accordance with plan administration rules.

(5)The value of the health and welfare benefits represents the aggregate estimated net cost to the Company of health and welfare benefits provided to each NEO under the terms of their Change-in-Control and Severance Agreement.

Compensation Policies and Practices as they Relate to Risk Management

As previously discussed, the Company's compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on the Company. In addition the Company's compensation policies and practices seek to align the interests of management with those of the

Company's shareholders. The Company believes its incentive compensation programs are appropriately balanced between value created indirectly by the performance of the Common Stock and payments resulting from the achievement of specific financial performance objectives. The Compensation Committee considers risks arising from the Company's employee compensation policies and practices and has concluded that any risks from such policies and practices are not reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee reached this conclusion after considering a number of features of the Company's compensation structure that are designed to mitigate risk, such as:

•The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both short and long-term focus.

•The overall compensation of the NEOs is not overly-weighted towards the achievement of performance criteria in a particular fiscal year and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

•Payouts under the Company's annual incentive compensation and other long-term incentive programs are based on performance criteria that the Compensation Committee believes to be challenging yet reasonable and attainable without excessive risk-taking.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 2, 2011 regarding the number of shares of Common Stock that may be issued under the Company's equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	213,831	18.77	2,958,599
Equity compensation plans not approved by security holders	—	—	—
Total	213,831	18.77	2,958,599

_________________

(1)Includes grants of 147,325 performance shares outstanding as of October 2, 2011. Excludes 134,132 shares of Common Stock that are deliverable in connection with the 134,132 stock units outstanding under the Director Deferral Plan that have been accumulated in a rabbi trust for the purpose of funding distributions from the Deferral Plan. Does not include any shares of restricted stock that were outstanding as of October 2, 2011 since these shares are already outstanding and do not represent potential dilution. For more information on the Company's restricted stock and performance share grants, see Note 11 to the Consolidated Financial Statements included within the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 2011.

(2)The weighted average exercise price does not take into account performance share awards or restricted stock units outstanding as of October 2, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The Company has affirmed to the New York Stock Exchange that the Board of Directors has determined that all members of the Audit Committee are "independent" as defined in the New York Stock Exchange Listed Company Manual.

Management is responsible for the Company's internal controls and the financial reporting process. KPMG LLP, the Company's independent auditors, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company's independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Board in Rule 3200T and No. 114, "The Auditor's Communication With Those Charged With Governance."

The Company's independent auditors also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and the Audit Committee discussed with the independent auditors that firm's independence.

Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 2011.

SUBMITTED BY THE AUDIT COMMITTEE

John R. Belk
Bailey W. Patrick
Harold C. Stowe
Isaiah Tidwell
William C. Warden, Jr.

PROPOSAL 2

AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO "HARRIS TEETER SUPERMARKETS, INC."

The Company proposes to amend its Restated Articles of Incorporation, dated December 14, 2000 (the "Restated Articles"), to change the name of the Company from "Ruddick Corporation" to "Harris Teeter Supermarkets, Inc." The Board of Directors has determined that it would be in the best interests of the Company and its shareholders to effect this name change, and recommends that the shareholders approve the amendment to the Restated Articles.

For more than 50 years, the Company's operations have included at least two primary lines of business, including most recently a retail supermarket business, through Harris Teeter, and the global manufacture and distribution of industrial sewing threads, through A&E. As a result of the Company's sale of A&E in November 2011, the Company is now primarily engaged in only the retail supermarket business. Accordingly, the Board of Directors believes that the name "Harris Teeter Supermarkets, Inc." better describes the Company's current operating activities and long-term strategic focus than the current name, and believes that "Harris Teeter" represents a strong tradition of quality and focus on customer service.

The name change would be effected by filing Articles of Amendment to the Restated Articles with the Secretary of State of the State of North Carolina.

The Board of Directors recommends approval of the following resolutions:

"RESOLVED, that the shareholders approve an amendment to the Restated Articles of Incorporation of Ruddick Corporation to amend Article 1 thereof to read as follows:

"ARTICLE 1. The name of the Corporation is HARRIS TEETER SUPERMARKETS, INC."

"RESOLVED, that the shareholders authorize the officers of the Corporation to file such amendment with the North Carolina Secretary of State at such time as may be determined by the Board of Directors in its sole discretion, or to abandon the proposed name change, without further action by the shareholders, at any time prior to the name change becoming effective if the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Corporation and its shareholders to proceed with the name change."

The name change will not affect the validity or transferability of currently outstanding stock certificates, and shareholders will not be requested to surrender for exchange any certificates presently held by them. Following the name change, the Common Stock will continue to be listed on the NYSE, however it will be assigned a new CUSIP number. In connection with the name change the Company anticipates filing an application with the NYSE to change the Common Stock's ticker symbol from "RDK" to "HTSI". It is anticipated that the ticker symbol change would be effective at the same time as the name change.

Vote Required

The amendment to the Restated Articles to effect the name change requires the affirmative vote of the shareholders holding a majority of the votes cast with respect to this matter at the Annual Meeting in person or by proxy. Accordingly, while abstentions and broker non-votes, if any, will count for purposes of establishing a quorum with respect to this matter at the Annual Meeting, neither abstentions nor broker non-votes will have the effect of a negative vote with respect to this matter.

The Board of Directors recommends that the shareholders vote FOR the resolutions approving the amendment to the Company's Restated Articles of Incorporation to change the Company's name to "Harris Teeter Supermarkets, Inc."

PROPOSAL 3

ADVISORY (NON-BINDING) "SAY ON PAY" VOTE
APPROVING EXECUTIVE COMPENSATION

As discussed under the heading "Compensation Discussion and Analysis," the Company's executive compensation program is designed to enhance shareholder value in the Company while attracting, retaining and rewarding highly qualified executives. Additionally, the Company's compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive's potential compensation is at risk and tied to performance of the Company and its subsidiaries, as applicable.

For these reasons and the others described elsewhere in this Proxy Statement, the Board of Directors recommends that the Company's shareholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading "Compensation Discussion and Analysis" and in the Summary Compensation Table for 2011).

The Board of Directors recommends approval of the following resolution:

"RESOLVED, that the shareholders approve the compensation of the Company's named executive officers for the fiscal year ended October 2, 2011, as disclosed in Company's Proxy Statement for Fiscal 2011 pursuant to the compensation disclosure rules of the Securities and Exchange Commission."

The above "Say on Pay" vote is being provided pursuant to Section 14A of the Exchange Act, is an advisory vote only and is not binding on the Company or the Board of Directors. However, the Compensation Committee will consider, in its discretion, the result of the Say on Pay vote in future compensation decisions for the NEOs. The Company includes this shareholder advisory vote annually, and the next such vote will occur at the 2013 Annual Meeting of Shareholders.

Vote Required

The proposal for providing an advisory (non-binding) resolution approving the NEO compensation for Fiscal 2011 requires the affirmative vote of the shareholders holding a majority of the votes cast with respect to this matter at the Annual Meeting in person or by proxy. Accordingly, while abstentions and broker non-votes, if any, will count for purposes of establishing a quorum with respect to this matter at the Annual Meeting, neither abstentions nor broker non-votes will have the effect of a negative vote with respect to this matter.

The Board of Directors recommends that the shareholders vote FOR the resolution approving the compensation of the Company's named executive officers as described in the Proxy Statement.

PROPOSAL 4

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2012. Although the Audit Committee has the sole authority to select and appoint the independent registered public accounting firm, the Board of Directors deems it advisable to obtain your ratification of this appointment. In retaining KPMG LLP as the Company's independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by KPMG LLP was compatible with maintaining KPMG LLP's independence and concluded that it was.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

Vote Required

The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm requires the affirmative vote of the shareholders holding a majority of the votes cast with respect to this matter at the Annual Meeting in person or by proxy.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2012. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change in independent registered public accounting firm for the next fiscal year.

Audit Fees

The fees billed or incurred by KPMG LLP for services rendered to the Company for the fiscal years indicated were as follows:

	Fiscal Year Ended
	October 2, 2011	October 3, 2010
Audit Fees ($)	930,044	989,526
Audit Related Fees ($)	—	—
Tax Fees (1) ($)	382,020	689,741
All Other Fees (2) ($)	100,000	—

_________________

(1)These amounts were incurred entirely for tax compliance services for the respective fiscal years.

(2)These amounts were incurred for tax analysis in connection with the sale of A&E.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent public accountants. As part of this responsibility, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent public accountants in order to assure that they do not impair the accountant's independence from the Company. Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent public accountants must be pre-approved.

Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement. Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits. If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred. The Audit Committee reviews requests for the provision of audit and non-audit services by the Company's independent public accountants and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval of the Chair of the Audit Committee, or another member of the Audit Committee designated by the Chair. If a permissible non-audit service is approved by the Chair or his designee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with the Securities and Exchange Commission's rules on auditor independence and is compatible with maintaining KPMG LLP's independence. All of the fees paid to KPMG LLP in Fiscal 2011 were pre-approved by the Audit Committee.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

The Company's Code of Business Conduct and Ethics provides that all employees, officers and directors must avoid any activity that is, or has the appearance of, conflicting with the interests of the Company and that transactions in which certain related persons may have a material interest must be disclosed to the Company. Related party transactions are reported to the Company's Secretary in response to an annual written questionnaire, or by the parties involved from time to time, and reviewed by legal counsel for inclusion in the proxy statement as appropriate. The Company's executive officers and legal counsel review any related party transaction and determine whether such transaction should be reported to the Board of Directors.

The Company does not have a formal policy concerning the review, approval or ratification of related party transactions; however, as the transactions are reported, the Board of Directors considers any related party transactions on a case by case basis to determine whether the Board of Directors must approve such transaction and, if the Board of Directors determines such approval is required, the Board of Directors then determines, among other things, whether the transaction or arrangement was undertaken in the ordinary course of business and whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party. If any member of the Board of Directors is interested in the transaction, such director will recuse themselves from the discussion and decision on the transaction. For transactions that have been recurring annually, such as the transactions with Metro Marketing and John Dickson as described below, the Board of Directors reviews the disclosure provided in the Proxy Statement, and determines if any additional action or approval is required.

During Fiscal 2011, Metro Marketing acted as a designated broker for Harris Teeter for several of its private label products and other specialty products. Metro Marketing, in its role as independent broker, performed various services on behalf of Harris Teeter including order placement, interface with manufacturers for product issues or product problems, marketing and retail support services and the development of new products. Third party manufacturers represented by Metro Marketing that provide these products to Harris Teeter are required to pay Metro Marketing a fee based upon the amount of product sold. Rush Dickson (the brother of Thomas W. Dickson) is the owner of Metro Marketing. During Fiscal 2011, Harris Teeter purchased approximately $52,280,000 of product from manufacturers represented by Metro Marketing resulting in fees of approximately $1,104,000 paid to Metro Marketing. The terms of such services provided by Metro Marketing are, in the Company's opinion, no less favorable than the Company would have been able to negotiate with an unrelated party for similar services.

John Dickson (the brother of Thomas W. Dickson) is the Director of Property Development for Harris Teeter and was paid an aggregate salary, bonus and taxable benefits of $155,483 during Fiscal 2011. The terms of the employment relationship with John Dickson are, in the Company's opinion, no less favorable than the Company would have been able to enter into with a similarly situated employee that was an unrelated party.

Subsequent to Fiscal 2011, effective December 12, 2011, Harris Teeter and Legacy Properties - College Road Investments, LLC ("Landlord") entered into an amendment to Harris Teeter's existing lease for the Harris Teeter store located at 820 South College Road in Wilmington, North Carolina. The amendment was entered into in connection with Landlord's purchase of the real estate from an unrelated party that had listed the property for sale on the open market. Under the terms of the amendment to the lease, Landlord agreed to provide $150,000 to be used by Harris Teeter for renovations to the front exterior of the store, and Harris Teeter agreed to extend the base term of the lease, which was slated to expire in May 2015, for an additional ten years beyond the original expiration date. Under the existing lease, which has been in place since 1995, Harris Teeter is required to pay to Landlord approximately $616,858 per year (of which $558,340 is base rent and approximately $58,518 is pass-through payments such as taxes and insurance), which terms were unchanged by the amendment. The amendment to the lease provides for six five-year renewal periods, exercisable at the option of Harris Teeter, with a rent increase of five percent effective at the beginning of each renewal period. William T. Dickson and Michael A. Dickson (sons of Thomas W. Dickson) together own all of the equity interests in Landlord. In determining whether to approve this transaction, the Board took into consideration the report of an independent certified real estate appraiser, which found the rental rate to be at or slightly below market and the $150,000 of improvement allowance to be in favor of Harris Teeter. As a result, the Board approved the proposed amendment. There were no amounts due to the Landlord under the lease, as amended, for Fiscal 2011. The terms of the lease, as amended, are, in the Company's opinion, no less favorable than the Company would have been able to negotiate with an unrelated party.

R. Stuart Dickson (the father of Thomas W. Dickson) retired from the Company as an executive officer effective May 1, 2002, retired from his position as Chairman of the Executive Committee of the Board effective March 31, 2006, and retired from the Board at the 2008 Annual Meeting. At the time of his retirement as an executive officer, he became eligible to receive retirement benefits earned during his employment with the Company. The targeted aggregate annual retirement benefit pursuant to the SERP, Pension Plan and Social Security was $241,573. In addition, beginning in January 2003, R. Stuart Dickson began to receive monthly payments for a fifteen-year period pursuant to, and in accordance with the terms of, an historical deferred compensation plan in the amount of $19,899. In recognition of R. Stuart Dickson's 38 years of service as a Company executive and his invaluable contributions to the Company, upon the approval of the Board of Directors, the Company entered into a Supplemental Executive Retirement Plan (the "March 2006 Retirement Plan") that provides an annual life-time payment in the amount of $98,000, paid in equal monthly installments. The March 2006 Retirement Plan became effective as of March 31, 2006, and the first of the monthly payments began on April 1, 2006.

R. Stuart Dickson has been permitted to continue to use the Company's parking facilities and administrative support for personal purposes, but is required to reimburse the Company for such usage. Consistent with past practice, he may also request to use Company aircraft for personal purposes, subject to availability and approval by the Company. No reimbursement to the Company was historically required for such use, nor is reimbursement currently required or expected to be required in the future. However, Internal Revenue Service regulations require reporting of such use as taxable income to the individual, determined in accordance with rates prescribed by those regulations. Currently R. Stuart Dickson is not an employee or director of the Company, but continues to receive the retirement benefits earned as an employee with the Company. The terms of the retirement benefits provided to R. Stuart Dickson were approved by the Board of Directors in March 2006 as specified above based upon his contributions to the Company and based on the belief of the Board of Directors that such benefits were merited by his service to the Company. The terms of those benefits are, in the Company's opinion, no more favorable to R. Stuart Dickson than the Company would have provided to other executives for similar services, based on the relative contributions and service of R. Stuart Dickson.

See "Compensation Discussion and Analysis—Potential Payments Upon Termination of Employment or Change in Control" included herein for a more detailed discussion of agreements with the NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the individuals that served as a member of the Compensation Committee during Fiscal 2011 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company's directors, certain officers and beneficial owners of more than ten percent of the Company's Common Stock to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company's equity securities and to provide copies of such reports to the Company. To the Company's knowledge, based solely on a review of such copies or written representations relating thereto, insiders of the Company complied with all filing requirements for the fiscal year.

SHAREHOLDER PROPOSALS

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy statement for its 2013 Annual Meeting of Shareholders is August [■], 2012. Any shareholder proposal to be submitted at the 2013 Annual Meeting of Shareholders (but not required to be included in the Company's proxy statement), including nominations for election to the Board of Directors, must also comply with Article III, Section 12 of the Company's Bylaws, which requires that a shareholder give written notice to the Company not later than the 45th day prior to the first anniversary of the date the Company first mailed its proxy materials for the preceding year's annual meeting of shareholders. Shareholder proposals submitted at the 2013 Annual Meeting of Shareholders (but not required to be included in the Company's proxy statement) will not be considered timely unless the notice required by the Bylaws is delivered to the Secretary of the Company not later than November [■], 2012.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission rules permit registrants to send a single Notice to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of Common Stock. If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the Notice, or wish to revoke your decision to household, and thereby receive multiple Notices. Those options are available to you at any time.

ANNUAL REPORT

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on December 1, 2011. We make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Shareholders may also obtain a copy of these reports, without charge, upon request to: Ruddick Corporation, 301 South Tryon Street, Suite 1800, Charlotte, North Carolina 28202, Attention: Secretary of the Corporation.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying form of proxy to vote the proxies in accordance with their best judgment.

By order of the Board of Directors

Douglas J. Yacenda
Secretary

December [■], 2011

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by Broadridge no later than the day before the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M39536-P18191	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
RUDDICK CORPORATION			For	Withhold	For All
			All	All	Except
The Board of Directors of Ruddick Corporation recommends that you vote in Proposal 1 FOR ALL NOMINEES to the Board of Directors, and FOR each of Proposals 2, 3 and 4.			☐	☐	☐
1.	Election of the following ten nominees as Directors listed below to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified:
Nominees:
	01)	John R. Belk	06) Bailey W. Patrick
	02)	John P. Derham Cato	07) Robert H. Spilman, Jr.
	03)	Thomas W. Dickson	08) Harold C. Stowe
	04)	James E. S. Hynes	09) Isaiah Tidwell
	05)	Anna Spangler Nelson	10) William C. Warden, Jr.
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2012.

5.	The proxies are authorized to act upon any other business which may properly be brought before said meeting or any adjournment thereof.

		For	Against	Abstain
2.	Approval of an Amendment to the Restated Articles of Incorporation Changing the Name of the Corporation to “Harris Teeter Supermarkets, Inc.”	☐	☐	☐

3.	An advisory (non-binding) vote approving the compensation of the Company's named executive officers.	☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated _________________, and the Proxy Statement furnished therewith.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

RUDDICK CORPORATION

February 16, 2012

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2011 RUDDICK ANNUAL REPORT AND PROXY STATEMENT (includes Notice) is available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided.
M39537-P18191
RUDDICK CORPORATION
Annual Meeting of Shareholders
February 16, 2012   10:00 AM

This proxy is solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Ruddick Corporation, a North Carolina corporation, hereby constitutes and appoints Thomas W. Dickson, John B. Woodlief, and Douglas J. Yacenda, and each of them, attorneys and proxies, with full power of substitution, to act for and on behalf of the undersigned to vote all shares of Ruddick Corporation Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in the Auditorium, 12th Floor, Two Wells Fargo Center, 301 S. Tryon Street, Charlotte, North Carolina on Thursday, February 16, 2012, at 10:00 A.M., local time, and any adjournment or adjournments thereof, as set forth on the reverse side.

This proxy card, when signed and returned, will also constitute voting instructions to T. Rowe Price Trust Company to vote or cause to be voted the shares held by T. Rowe Price Trust Company for the account of the undersigned in the Ruddick Retirement and Savings Plan. If this proxy card is not returned, or is returned unsigned, the shares will not be voted.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE AND THIS PROXY CARD IS SIGNED AND RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, IN FAVOR OF EACH OF THE PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side